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Filed pursuant to Rule 424(b)(5)
Registration No. 333-204584

Prospectus Supplement
(To prospectus dated June 15, 2015)

3,000,000 shares

ALMOST FAMILY, INC.

Common Stock

        We are offering 3,000,000 shares of our common stock. Our common stock is traded on the NASDAQ Global Select Market under the symbol "AFAM." On January 19, 2017, the last reported sale price for our common stock on the NASDAQ Global Select Market was $46.15 per share.

        We intend to use the net proceeds of this offering to repay outstanding debt under our Revolving Credit Facility, as defined below.

        Investing in our common stock involves risks. See "Risk Factors" beginning on page S-18.

        Neither the Securities and Exchange Commission, any state securities commission, nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	PER SHARE	TOTAL

Public offering price	$44.50	$133,500,000

Underwriting discounts and commissions(1)	$2.67	$8,010,000

Proceeds, before expenses, to Almost Family, Inc.	$41.83	$125,490,000

(1)
We have agreed to reimburse the underwriters for certain expenses. See "Underwriting."

        Delivery of the shares of common stock is expected to be made on or about January 25, 2017 through the book-entry facilities of The Depository Trust Company. We have granted the underwriters an option for up to 30 days to purchase up to 450,000 additional shares of our common stock at the public offering price, less the underwriting discounts and commissions.

Joint book-running managers

J.P. Morgan	BofA Merrill Lynch

Co-managers

Capital One Securities	Fifth Third Securities	Regions Securities LLC

Prospectus Supplement dated January 19, 2017

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying base prospectus, which gives more general information, some of which may not apply to this offering. The prospectus supplement is part of and should be read in conjunction with the base prospectus. This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with, the base prospectus. The information we present in this prospectus supplement may add, update or change information included in the base prospectus. If information in this prospectus supplement, or the information incorporated by reference herein, is inconsistent with the base prospectus, this prospectus supplement, or the information incorporated by reference herein, will apply and will supersede that information in the base prospectus.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement. We have not authorized anyone to provide you with different information. You should assume that the information in this prospectus supplement and the base prospectus, as well as the information we have previously filed with the Securities and Exchange Commission and incorporated by reference in this prospectus supplement and the base prospectus, is accurate only as of the date of the documents containing the information. This prospectus supplement may be used only where it is legal to sell these securities.

MARKET AND INDUSTRY DATA

        Throughout this prospectus supplement and the accompanying prospectus we rely on and refer to information and statistics regarding the healthcare industry. We obtained this information and these statistics from various third-party sources and our own internal estimates. We believe that these sources and estimates are reliable, but we have not independently verified them and cannot guarantee their accuracy or completeness.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

        This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act. They can be identified by the use of forward-looking words, such as "may," "will," "should," "could," "would," "estimate," "project," "forecast," "intend," "expect," "plan," "anticipate," "believe," "target," "providing guidance" or other comparable words, or by discussions of strategy that may involve risks and uncertainties. The forward-looking statements contained in this prospectus supplement reflect our views and assumptions only as of the date of this prospectus supplement. You should not place undue reliance on forward-looking statements. We caution you that these forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, including the risks identified in this prospectus supplement under "Risk Factors." Some additional factors that could cause actual results to differ include:

  •
  general economic and business conditions;

  •
  demographic changes;

  •
  changes in, or failure to comply with, existing governmental regulations;

  •
  legislative proposals for healthcare reform;

  •
  changes in Medicare and Medicaid reimbursement levels;

  •
  changes in laws and regulations with respect to Accountable Care Organizations;

S-ii

  •
  changes in the marketplace and regulatory environment for Health Risk Assessments;

  •
  effects of competition in the markets in which the Company operates;

  •
  liability and other claims asserted against the Company;

  •
  potential audits and investigations by government and regulatory agencies, including the impact of any negative publicity or litigation;

  •
  ability to attract and retain qualified personnel;

  •
  availability and terms of capital;

  •
  loss of significant contracts or reduction in revenues associated with major payor sources;

  •
  ability of customers to pay for services;

  •
  business disruption due to natural disasters or terrorist acts;

  •
  ability to effectively integrate, manage and keep secure our information systems;

  •
  ability to successfully integrate the operations of acquired businesses and achieve expected synergies and operating efficiencies from the acquisition, in each case within expected time-frames or at all;

  •
  significant deterioration in economic conditions and significant market volatility;

  •
  effect on liquidity of the Company's financing arrangements; and

  •
  changes in estimates and judgments associated with critical accounting policies and estimates.

        In addition to the factors above, the potential risks and uncertainties relating to the CHS Home Health Acquisition which could cause actual results to differ materially from any future results, performance or achievements expressed or implied by forward-looking statements regarding the CHS Home Health Acquisition include unanticipated difficulties or expenditures relating to the transaction, including, without limitation, difficulties that result in the failure to achieve expected synergies, efficiencies and cost savings from the transaction within the expected time period (if at all).

        These forward-looking statements reflect our current views about future events, are based on assumptions and are subject to known and unknown risks and uncertainties. Many important factors, some of which are discussed elsewhere in this prospectus supplement, could cause actual results or achievements to differ materially from any future results or achievements expressed or implied by forward-looking statements. Many of the factors that will determine future events or achievements are beyond our ability to control or predict. Important factors that could cause actual results or achievements to differ materially from current expectations reflected in these forward-looking statements include, among others, the factors discussed under "Risk Factors."

        You should read this prospectus supplement, the base prospectus, and the documents incorporated by reference herein, completely and with the understanding that our actual future results may be materially different from what we expect. The forward-looking statements contained in this prospectus supplement reflect our views and assumptions only as of the date of this prospectus supplement. Except as required by law, we assume no responsibility for updating any forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

NON-GAAP FINANCIAL MEASURES

        In addition to reporting all financial information required in accordance with generally accepted accounting principles ("GAAP"), the Company also reports Adjusted EBITDA, which is a non-GAAP financial measure. Additionally, this prospectus supplement presents the non-GAAP financial measure

S-iii

Pro Forma Adjusted EBITDA. Pro Forma Adjusted EBITDA presents Adjusted EBITDA as further adjusted to give pro forma effect to this offering, the CHS Home Health Acquisition, including anticipated synergies and cost savings related thereto as if they had occurred on January 1, 2015, the start of our 2015 fiscal year. Pro Forma Adjusted EBITDA has not been prepared in accordance with the requirements of Regulation S-X or any other securities laws relating to the presentation of pro forma financial information. Adjusted EBITDA and Pro Forma Adjusted EBITDA are not measurements of financial performance under GAAP and should not be used in isolation or as a substitute or alternative to net income, operating income or any other performance measure derived in accordance with GAAP, or as a substitute or alternative to cash flow from operating activities or a measure of our liquidity. In addition, the Company's definitions of Adjusted EBITDA and Pro Forma Adjusted EBITDA may not be comparable to similarly titled non-GAAP financial measures reported by other companies. Management believes that these non-GAAP financial measures provide useful supplemental information regarding the performance of our business operations and facilitates comparisons to our historical operating results. For a description of Adjusted EBITDA and a full reconciliation of Adjusted EBITDA to the most comparable GAAP financial measures, please see "Prospectus Supplement Summary—Summary Historical Condensed Consolidated Financial Information of Almost Family" and "Prospectus Supplement Summary—Summary Historical Condensed Consolidated Financial Information of Community Health United Home Care, LLC". For a full reconciliation of Pro Forma Adjusted EBITDA to the most comparable GAAP financial measures, please see "Prospectus Supplement Summary—Summary Unaudited Pro Forma Condensed Consolidated Financial Information."

S-iv

 PROSPECTUS SUPPLEMENT SUMMARY

        The following information supplements, and should be read together with, the information contained or incorporated by reference in other parts of this prospectus supplement or the base prospectus. This summary highlights selected information from this prospectus supplement. As a result, it does not contain all of the information you should consider before investing in our common stock. You should carefully read the entire prospectus supplement and the base prospectus, including the documents incorporated by reference herein and therein, which are described under "Where You Can Find More Information" and "Information Incorporated by Reference," before deciding whether to invest in our common stock. You should pay special attention to the "Risk Factors" section of this prospectus supplement and the "Risk Factors" sections of our Annual Report on Form 10-K for the year ended January 1, 2016 and our Quarterly Report on Form 10-Q for the nine months ended September 30, 2016 to determine whether to invest in our common stock.

        In this prospectus supplement, unless otherwise specified or the context requires otherwise: (i) references to "we," "us," "our," the "Company" and "Almost Family" are references to Almost Family, Inc. and its consolidated subsidiaries as of the date hereof; (ii) references to "CHS Home Health" are references to Community Health United Home Care, LLC, which prior to the consummation of the CHS Home Health Acquisition, was a wholly-owned subsidiary of CHS/Community Health Systems, Inc. ("CHS"), pertaining solely to the home health and hospice business previously wholly-owned and operated by CHS; and (iii) references to "pro forma" are references to the pro forma information as defined in "Unaudited Pro Forma Condensed Combined Financial Information."

 Our Company

        Almost Family is a leading provider of cost efficient, high quality home healthcare care services and related innovations to drive savings for payors and improve patient outcomes and experience. Our company, founded in 1976, operates over 340 locations across 26 states. For fiscal 2015, we generated revenue and Adjusted EBITDA of $532.2 million and $42.0 million, respectively, and for the nine months ended September 30, 2016 we generated revenue and Adjusted EBITDA of $470.1 million and $40.5 million, respectively. For a reconciliation of Adjusted EBITDA to net income, see "Summary Historical Consolidated Financial Information."

        The Company operates through three reportable segments:

Visiting Nurse Services ("VN")

        Our VN segment provides a comprehensive range of Medicare-certified home health services to patients in need of recuperative care, often following a period of hospitalization or care in another type of inpatient facility. Our services are often provided to patients in lieu of additional care in other settings, such as long term acute care hospitals, inpatient rehabilitation hospitals or skilled nursing facilities. Most of our reimbursement in this segment is generated from the traditional Medicare program for 60-day episodes of care. This segment generated 75% of our revenue for 2015, and 70% of our revenue for the nine months ended September 30, 2016.

Personal Care Services ("PC")

        Our PC segment provides services in patients' homes primarily on an as-needed, hourly basis, including personal care, medication management, meal preparation, caregiver respite and homemaking. Our services are often provided to patients who would otherwise be admitted to skilled nursing facilities for long term custodial care. PC revenues are generated on an hourly basis. Most of our revenues in this segment are generated from Medicaid and other government programs. This segment generated 24% of our revenue for 2015, and 26% of our revenue for the nine months ended September 30, 2016.

Healthcare Innovations ("HCI")

        Our Healthcare Innovations (HCI) business segment was created to house and separately report on our developmental activities outside our traditional home health business platform. These activities are intended ultimately, whether directly or indirectly, to benefit our patients and payors through the enhanced provision of home health services. HCI activities all share a common goal of improving patient experiences and quality outcomes, while lowering costs. These include, but are not limited to: technology, information, population health management, risk-sharing, assessments, care coordination and transitions, clinical advancements, enhanced patient engagement and informed clinical decision making. We believe these activities help us discover valuable insight and experiences that would not otherwise be gained in the routine operation of our core home health business segments. Further, we believe these innovation activities, will play an important role as we strive to collaborate with policy makers, payors, providers, and anyone who assumes financial risk for managing patient populations, to seek to reduce costs, and improve quality by providing increasingly more care for more patients in their homes. This segment generated 1% of our revenue for 2015, and 4% of our revenue for the nine months ended September 30, 2016.

Acquisition of Home Health and Hospice Segment of Community Health Systems

Transaction Overview

        On December 31, 2016, we completed the acquisition of 80% of the membership interests of CHS Home Health for a purchase price of approximately $128.0 million. CHS Home Health is a joint venture in which CHS continues to own the remaining 20% of CHS Home Health.

        Community Health Systems, Inc. ("CHS") is one of the largest publicly-traded hospital companies in the United States and a leading operator of general acute care hospitals in communities across the country. CHS Home Health, which includes the former home health and hospice operations of CHS, provides in-home outpatient care services, including skilled nursing and acute care. CHS Home Health's operations are located primarily in the Midwest and Southern United States, with a major presence in Tennessee, Florida and Texas near existing CHS hospitals. The home health business consists of 74 separate home health agencies across 22 states and the hospice business consists of 15 separate hospice agencies across 7 states. In April of 2016, CHS completed the spinoff of 38 hospitals into a separate, independent company called Quorum Health Corp. In the aggregate, CHS Home Health's hospital affiliations with CHS and Quorum produce about one-third of its home health revenues. Each of these home health and hospice branches are affiliated with one or more of the CHS or Quorum owned hospitals. CHS Home Health generated revenue of approximately $188.8 million for 2015 and $138.8 million for the nine months ended September 30, 2016.

Strategic Rationale

        We believe the CHS Home Health Acquisition will result in compelling financial and strategic benefits to Almost Family, including opening up new revenue streams, driving incremental revenue growth and expanding margins. Additional strategic rationale includes:

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  Enhanced scale—The CHS Home Health Acquisition has resulted in our Company moving up in rank from the fourth largest to the third largest Medicare home health provider in the nation by bringing together two operators with a complementary service and geographic offering. In addition, we anticipate potential cost savings through the elimination of duplicated services and other anticipated synergies.

  •
  Embedded joint venture expansion—We believe the combination will form a leading home health-hospital joint venture, bringing Almost Family and CHS together. Under the terms of the joint venture agreement, Almost Family and CHS will collaborate on opportunities to expand

    CHS Home Health's footprint of affiliated home health-hospital operations through the potential to acquire or start up additional agencies throughout the country. Specifically, the 63 hospitals operated by CHS that have no affiliated home health agencies offer an opportunity for potential long term growth.

  •
  Joint venture "know-how" and alternate payment opportunities—Joint ventures are increasingly becoming an important "go-to market" strategy in post-acute healthcare. Having a track record of setting up and successfully executing joint ventures in post-acute healthcare is an important differentiator in establishing new joint ventures with health systems. Additionally, CHS Home Health provides for greater clinical alignment between health systems and home health providers allowing for earlier identification of appropriate patients.

  •
  Geographic diversification—The transaction significantly increased our geographic diversification and further reduces our dependence and exposure to any single state. After the CHS Home Health Acquisition, our home health operations now service patients in 26 states. Our exposure to Florida is expected to reduce from 25% of revenues in 2016 to approximately 19% of revenues in 2017.

        The CHS Home Health transaction is structured as a joint venture (the "JV") with Almost Family owning 80% and CHS retaining a 20% stake. The JV is maintained and managed by Almost Family as a separate legal entity with a separate line-management organization, led by CHS's former home health management team. Almost Family provides a full-range of home office management services under an ever-green management services agreement and, in return, receives a management fee of 5% of the JV's annual revenue. The JV operations management team remained in-place in Franklin, TN, in order to provide continuity. With the exception of the separate management team that runs day-to-day operations, the JV receives the support and integration of home office functions.

        In addition to the JV operating agreement between CHS and Almost Family, CHS entered into affiliation and license agreements with the JV. The affiliation agreement provides for continued affiliation between the CHS hospitals and the home health agencies with a particular focus on care-coordination for the benefit of patients and referral sources who choose to use the JV agencies for their home health and hospice needs. The license agreement permits each home health agency to continue to operate under the CHS hospital tradenames to maintain cohesive presentation to the marketplace as part of the hospitals' post-acute care continuum.

(1)
Inclusive of $11.0 mm of anticipated cost savings post close, excludes pro forma effect of other Almost Family acquisitions. See "Summary Unaudited Pro Forma Condensed Consolidated Financial Information."

 Industry Overview

        Home health industry participants provide home nursing, rehabilitation and personal care services to patients delivered outside a conventional hospital setting. As a primary discharge destination for acute care patients and at significantly lower cost than other post-acute settings, home health care is expected to expand rapidly in the coming years. Comparatively, the estimated cost per day in a home health setting is $150 versus $325 in a nursing home, or $1,500 in a hospital setting. Through the continued shift to value-based care, as well as an increasingly aging U.S. population, the home health sector is expected to experience significant tailwinds.

        Volumes are shifting to home health providers from higher cost post-acute settings given home health provides a cost-effective alternative to facility-based care. This is evidenced by a 4% decline in hospital inpatient stays over the last 5 years. We believe further demand for home-based services will occur as bundled payments, and government initiatives, such as Accountable Care Organizations (ACOs), drive focus on increased care coordination to reduce costs incurred within acute settings.

        The primary source of industry revenues are Medicare and Medicaid programs. We believe the industry is highly fragmented, with no market participant holding significant market share in the US.

Our Competitive Strengths

        We provide customized rehabilitation and personal care services for senior populations in their homes, and drive innovation to enhance use of home health services to lower costs and improve patient outcomes. In order to do so, we leverage certain of our core competitive strengths, which include:

Experienced Provider of High Quality Patient Care

        We believe our company provides high quality home health services to patients and their families, delivering a practical and affordable solution. The Medicare star rating system is the most comprehensive measurement of clinical quality, summarizing performance across several processes of care and outcome measures. On a combined basis, Almost Family and CHS Home Health have an average star rating of 3.6.

Cost-efficient Delivery Model

        We provide care for patients in home-based settings, which we believe reduces the need for higher-cost, facility-based settings. Our scale and sophistication enables investment in innovation and customized clinical protocols, which we believe creates efficiencies that enable delivery of care at lower costs, generating savings to the system.

Leading Consolidator in Home Health

        We believe our management team is differentiated by our ability to execute a strategic vision that has driven robust growth, supported by growth in revenue from $75 million in 2005 when we launched our strategic growth plan to $532 million in 2015, implying a compound annual growth rate of 22.1% over that time period, despite Medicare reimbursement rate cuts in several of those years. We believe that our historical M&A experience, which includes acquisition and integration of 30 companies since 2005, positions the Company to execute further growth enhancing transactions in the future, capitalizing on our ability to derive cost savings from each transaction.

Differentiation Embedded in our HCI Segment

        We believe our HCI segment capabilities differentiate us from our competitors by extending our knowledge and expertise beyond home health care delivery into a much broader perspective of the health care solutions. Additionally, we believe our HCI capabilities help us discover valuable insights and experiences that would not otherwise be gained in the routine operation of our core home health business segments. We believe our differentiated use of technology, information, assessments, care coordination, and clinical advancements enhance patient engagement and clinical decision making. These activities are intended ultimately, whether directly or indirectly, to benefit our patients and payors through the enhanced provision of home health services. HCI activities all share a common goal of improving patient experiences and quality outcomes, while lowering costs. These include, but are not limited to: technology, information, population health management, risk-sharing, assessments, care coordination and transitions, clinical advancements, enhanced patient engagement and informed clinical decision making. We believe these activities help us discover valuable insight and experiences that would not otherwise be gained in the routine operation of our core home health business segments. Further, we believe these innovation activities, will play an important role as we strive to collaborate with policy makers, payors, providers, and anyone who assumes financial risk for managing patient populations, to seek to reduce costs, and improve quality by providing increasingly more care for more patients in their homes.

        As discussed further below, the HCI segment now includes:

  a.
  Imperium Health Management, an ACO enablement company,

  b.
  An investment in NavHealth, a population-health analytics company,

  c.
  Ingenios Health, a Nurse-Practitioner-oriented and mobile technology-enabled health risk assessment company primarily serving managed care organizations; and

  d.
  Long Term Solutions, an in-home assessment company serving the long-term care insurance industry.

Our Strategy

        We intend to capitalize on our position of strength as a scaled, innovative and partnership oriented home health provider to grow faster than the market organically, and further enhance our growth through business development activities and strategic relationships with payors and health systems. Over the next three to five years we believe we can accomplish the following:

  Deliver core market growth

        We believe we can build upon our track record of delivering meaningful same store sales growth through the provision of the highest quality patient care, in our cost-efficient model, while maintaining the highest standard of care. These capabilities allow us to successfully build and maintain relationships with physicians, government agencies, and acute care providers, and continue to gain market share in our existing markets.

  Maintain commitment to cost-efficiency

        Focus on maintaining low operating costs, while continuing to provide high quality patient care, by improving the productivity of our work force through improved monitoring, tighter controls, workflow automation, use of technology and other opportunities for efficiency gains; maintain our highly flexible cost structure as we adapt to a changing reimbursement landscape.

  Expand health system joint ventures

        Joint ventures are increasingly becoming an important "go-to-market" strategy. We intend to capitalize on our expanding expertise and health system relationships to form home health joint ventures in new and existing markets.

  Continue to build scale as a consolidator and through selected de novo development

        We are focused on expanding our platform, continuing our trajectory as a consolidator in the fragmented home health space. We plan to pursue both: a) home health acquisitions generally throughout the U.S. and, b) focused development, through either acquisition or startup, of hospital-affiliated agencies in the CHS JV.

  Develop strategic relationships to provide further upside opportunities

        We will continue to develop value-add services to become a preferred provider and/or partner for Accountable Care Organizations ("ACOs") and shared savings arrangements. We intend to leverage our strategic payer relationships to develop new opportunities for growth. We will leverage our industry position and perspective to assist regulators with policy development.

  Invest in technology to drive efficiency gains

        We plan to strategically invest in technology in all our operating segments in support of our mission to find solutions for effective, efficient and appropriate delivery of homecare. In particular, we have committed to system-wide implementation of the industry leading "HomeCare HomeBase" information platform across our VN segment over the course of 2017.

Liquidity for Pursuit of Strategy

        On December 5, 2016, we entered into an amended and restated credit agreement with JPMorgan Chase Bank, N.A., as Administrative Agent and other lenders (the "Credit Agreement"). The Credit Agreement provides a revolving credit facility under which $350 million became available upon the consummation of the CHS Home Health Acquisition (the "Revolving Credit Facility"). The Revolving Credit Facility also provides that up to $150.0 million may become available as future borrowings, upon our further request and approval by a lender or lenders willing to extend such borrowings. Borrowings (other than letters of credit) under the Revolving Credit Facility generally will bear interest at a varying rate equal to the London Interbank Offered Rate (LIBOR) plus a margin which varies from 1.50% to 2.75%, depending on our leverage ratio. The Revolving Credit Facility has a maturity date of December 4, 2021 and is secured by substantially all our assets and the assets and stock of our subsidiaries. As of January 13, 2017, the Company's net debt position was $256.7 million, while outstanding letters of credit totaled $14.7 million. We expect to use the proceeds of this offering to reduce obligations under the Revolving Credit Facility, which will result in availability under the Revolving Credit Facility of approximately $204.1 million and thereby increase total capital available for the Company's continued pursuit of it acquisition strategy. See "Use of Proceeds."

Corporate Information

        Almost Family, Inc. is headquartered in Louisville, Kentucky and was incorporated in 1976. Our principal office is located at 9510 Ormsby Station Road, Suite 300, Louisville, Kentucky 40223, and our telephone number is (502) 891-1000. Our website is www.almostfamily.com. The information on, or accessible through, our website is not part of this prospectus supplement or the base prospectus and should not be relied upon in connection with making any investment decision with respect to the securities offered by this prospectus supplement and the base prospectus.

 THE OFFERING

Issuer	Almost Family, Inc.
Common stock Offered by us	Up to 3,000,000 shares of our common stock, or 3,450,000 shares if the underwriters exercise in full their option to purchase additional shares of common stock.
Common stock to be outstanding upon completion of offering	Up to 13,412,223 shares, or up to 13,862,223 shares if the underwriters exercise in full their option to purchase additional shares of common stock.
Use of proceeds

We estimate that the net proceeds of this offering will be approximately $125.5 million (or approximately $144.3 million if the underwriters' option to purchase additional shares is exercised in full) after deducting the estimated underwriting discounts and commissions and our estimated offering expenses. We expect to use the proceeds of this offering to repay obligations under the Revolving Credit Facility, of which approximately $128 million was drawn on December 30, 2016 to finance the CHS Home Health Acquisition and related fees and expenses.

Conflicts of interest

Because affiliates of J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Fifth Third Securities, Inc. and Regions Securities LLC are lenders under the Revolving Credit Facility and will receive more than 5% of the net proceeds of this offering due to the repayment of a portion of the Revolving Credit Facility by us, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Fifth Third Securities, Inc. and Regions Securities LLC are deemed to have a "conflict of interest" under Rule 5121 ("Rule 5121") of the Financial Industry Regulatory Authority, Inc. ("FINRA"). Accordingly, this offering is being made in compliance with the requirements of Rule 5121. The appointment of a "qualified independent underwriter" is not required in connection with this offering as a "bona fide public market," as defined in Rule 5121, exists for our common stock. See "Use of Proceeds" and "Underwriting (Conflicts of Interest)."

Dividends	We do not anticipate issuing dividends on our common stock in the foreseeable future.
Risk factors

Investing in our common stock involves a high degree of risk. Potential investors are urged to consider the risk factors relating to our business and an investment in our common stock described in "Risk Factors" in this prospectus supplement, "Risk Factors" in our Annual Report on Form 10-K, which is incorporated herein by reference, and the risk factors described in our other documents incorporated by reference herein.

NASDAQ Trading Symbol	"AFAM"

        The number of shares of our common stock outstanding immediately after the closing of this offering is based on 10,412,223 shares outstanding as of January 16, 2017. Except as otherwise noted, all information in this prospectus supplement:

  •
  Assumes the underwriters do not exercise their over-allotment option; and

  •
  Excludes the issuance of the 213,565 shares remaining issuable under our equity-based compensation programs.

 Summary Historical Condensed Consolidated Financial Data of Almost Family

        The table below sets forth our summary historical condensed consolidated financial data for the years ended January 1, 2016, and December 31, 2014 and 2013, and the nine month periods ended September 30, 2016 and October 2, 2015. The annual historical information has been derived from our audited consolidated financial statements as of and for the years ended January 1, 2016, and December 31, 2014 and 2013, which are incorporated by reference herein. The consolidated interim historical financial information as of and for the nine month periods ended September 30, 2016 and October 2, 2015 has been derived from our unaudited consolidated financial statements for such periods incorporated by reference herein. Our historical results are not necessarily indicative of our future results and the results for the nine months ended September 30, 2016 are not necessarily indicative of the results that may be expected for the year ending December 30, 2016.

        This summary consolidated financial and other data is qualified by reference to, and should be read in conjunction with, our historical consolidated financial statements, including the notes thereto, and the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K, and our Quarterly Reports on Form 10-Q, which are incorporated by reference herein.

 Summary Financial Information
Almost Family, Inc.

	Year Ended			Nine Months Ended
Statement of Operations (in thousands, other than per share data)	January 1, 2016	December 31, 2014	December 31, 2013	September 30, 2016	October 2, 2015
Net revenues	$532,214	$495,829	$356,912	$470,114	$386,997
Cost of service revenues (excluding depreciation & amortization)	281,842	263,994	190,548	251,998	204,134

Gross margin	250,372	231,835	166,364	218,116	182,863
General and administrative expenses:
Salaries and benefits	147,849	139,793	102,005	126,134	108,993
Other	66,281	62,261	45,243	56,323	47,772
Deal, transition and other costs	4,139	5,304	4,323	7,455	(696)

Total general and administrative expenses	218,269	207,358	151,571	189,912	156,069

Operating income	32,103	24,477	14,793	28,204	26,794
Interest expense, net	(2,006)	(1,442)	(167)	(4,335)	(1,463)

Income before income taxes	30,097	23,035	14,626	23,869	25,331
Income tax expense	(10,556)	(9,511)	(6,020)	(9,120)	(8,458)

Net income from continuing operations	19,541	13,524	8,606	14,749	16,873
Discontinued operations:
(Loss) gain from operations, net of tax 882	—	—	(729)	—	—
Gain on sale, net of tax of $973	—	—	171	—	—

(Loss) gain on discontinued operations	—	—	(558)	—	—

Net income	19,541	13,524	8,048	14,749	16,873
Net loss (gain)—noncontrolling interests	468	239	178	(689)	330

Net income attributable to Almost Family, Inc.	$20,009	$13,763	$8,226	$14,060	$17,203

Per share amounts—diluted:
Average shares outstanding	9,745	9,462	9,374	10,328	9,649
Income from continued operations attributable to Almost Family, Inc.	$2.05	$1.45	$0.94	$1.36	$1.78
Discontinued operations	—	—	(0.06)	—	—

Net income attributable to Almost Family, Inc.	$2.05	$1.45	$0.88	$1.36	$1.78

	Year Ended			Nine Months Ended
Reconciliation of Adjusted EBITDA (in thousands)	January 1, 2016	December 31, 2014	December 31, 2013	September 30, 2016	October 2, 2015
Net income from continuing operations	$19,541	$13,524	$8,606	$14,749	$16,873
Add back:
Interest expense	2,006	1,442	167	4,335	1,463
Income tax expense	10,556	9,511	6,020	9,120	8,458
Depreciation and amortization	3,628	4,103	2,875	2,814	2,409
Stock-based compensation	2,121	1,814	1,465	2,013	1,455
Deal and transition costs	4,139	5,304	4,323	7,455	(696)

Adjusted EBITDA(1)	$41,991	$35,698	$23,456	$40,486	$29,962

	Year Ended			Nine Months Ended
Statement of Cash Flow Data: (in thousands)	January 1, 2016	December 31, 2014	December 31, 2013	September 30, 2016	October 2, 2015
Net cash flows provided by operating activities	21,206	6,986	19,546	15,285	13,320
Net cash flows used in investing activities	(86,695)	(2,200)	(90,967)	(35,620)	(58,454)
Net cash flows provided by (used in) financing activities	66,125	(10,146)	55,209	19,640	44,616

Balance Sheet Data: (in thousands)	January 1, 2016	December 31, 2014	December 31, 2013	September 30, 2016	October 2, 2015
Total Current Assets	109,464	91,908	94,226	116,533	114,407
Total Assets	464,769	345,258	348,784	521,132	425,840
Total Current Liabilities	52,039	51,634	55,255	50,061	52,744
Revolving credit facility	113,790	46,447	56,000	133,824	92,297
Seller notes	6,556	1,500	—	12,500	1,500
Total Liabilities	190,869	112,066	131,074	221,214	162,859
Noncontrolling interest—redeemable	3,639	3,639	3,639	2,256	3,639
Noncontrolling interest—nonredeemable	(730)	(420)	(186)	(766)	(737)
Total Stockholders' equity	270,261	229,553	214,071	297,662	259,342

(1)
Adjusted earnings before interest, income tax, depreciation and amortization, amortization of stock based compensation, deal, transition and other (Adjusted EBTIDA) is not a measure of financial performance under accounting principles generally accepted in the United States of America. It should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with generally accepted accounting principles. The items excluded from Adjusted EBITDA are significant components in understanding and evaluating financial performance and liquidity. Management routinely calculates and communicates Adjusted EBITDA and believes that it is useful to investors because it provides a common analytical indicator within our industry to evaluate performance, measure leverage capacity and debt service ability, and to estimate current or prospective enterprise value. Adjusted EBITDA is also used in certain covenants contained in our credit agreement. We also believe that securities analysts, investors and other interested parties frequently use measures of Adjusted EBITDA as financial performance measures and as indicators of ability to service debt obligations. Adjusted EBITDA may have material limitations as performance measures because they exclude non-recurring items that are necessary elements of our costs and operations. In addition, "Adjusted EBITDA" or similar measures presented by other companies may not be comparable to our presentation, because each company may define these terms differently. See "Non-GAAP Financial Measures."

 Summary Historical Condensed Consolidated Financial Data of
Community Health United Home Care, LLC

        The table below sets forth the summary historical condensed consolidated financial data of CHS Home Health for the fiscal year ended December 31, 2015. The annual historical information has been derived from audited consolidated financial statements of CHS Home Health as of and for the year ended December 31, 2015, which are incorporated by reference herein. The consolidated interim historical financial information as of and for the nine month period ended September 30, 2016 has been derived from the unaudited consolidated financial statements of CHS Home Health for such period. Such historical results are not necessarily indicative of CHS Home Health's future results. This summary historical financial data of CHS Home Health is qualified by reference to, and should be read in conjunction with, our Current Reports on Form 8-K filed with the SEC on January 6, 2017, November 23, 2016 and October 17, 2016, which are incorporated by reference herein. Certain financial statement line items included in the CHS Home Health historical presentation have been condensed to conform to corresponding financial statement line items included in the Company's historical presentation.

Summary Financial Information
Community Health United Home Care, LLC

Statement of Operations (in thousands)	Year Ended December 31, 2015	Nine Months Ended September 30, 2016
Net revenues	$188,787	$138,839
Cost of service revenues (excluding depreciation & amortization)	102,238	73,501

Gross margin	86,549	65,338
General and administrative expenses:
Salaries and benefits	47,104	36,229
Other	29,270	20,962
Deal, transition and other costs	224	(1,609)

Total general and administrative expenses	76,598	55,582

Operating income	9,951	9,756
Interest expense, net	—	—

Income before income taxes	9,951	9,756
Income tax expense	(3,937)	(4,170)

Net income from continuing operations	6,014	5,586
Discontinued operations:
(Loss) gain from operations	27	(461)
Gain on sale	—	—

(Loss) gain on discontinued operations	27	(461)

Net income	6,041	5,125
Net loss (gain)—noncontrolling interests	85	31

Net income attributable to stockholders	$6,126	$5,156

Reconciliation of Adjusted EBITDA: (in thousands)	Year Ended December 31, 2015	Nine Months Ended September 30, 2016
Net income from continuing operations	$6,014	$5,586
Add back:
Interest expense	—	—
Income tax expense	3,937	4,170
Depreciation and amortization	1,705	1,038
Stock-based compensation	452	233
Deal and transition costs	224	(1,609)

Adjusted EBITDA(1)	$12,332	$9,418

Statement of Cash Flow Data: (in thousands)	Year Ended December 31, 2015	Nine Months Ended September 30, 2016
Net cash flows provided by (used in) operating activities	(2,578)	8,639
Net cash flows provided by (used in) investing activities	(4,709)	2,095
Net cash flows provided by (used in) financing activities	6,681	(10,922)

Selected Balance Sheet Data: (in thousands)	December 31, 2015	September 30, 2016
Total Current Assets	33,013	28,936
Total Assets	84,884	79,231
Total Current Liabilities	17,460	16,793
Revolving credit facility	—	—
Seller notes	—	—
Total Liabilities	21,169	20,439
Noncontrolling interest—redeemable	—	—
Noncontrolling interest—nonredeemable	(469)	(349)
Total Stockholders' equity	63,715	58,792

(1)
Adjusted earnings before interest, income tax, depreciation and amortization, amortization of stock based compensation, deal, transition and other (Adjusted EBTIDA) is not a measure of financial performance under accounting principles generally accepted in the United States of America. It should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with generally accepted accounting principles. The items excluded from Adjusted EBITDA are significant components in understanding and evaluating financial performance and liquidity. Management routinely calculates and communicates Adjusted EBITDA Operations and believes that it is useful to investors because it provides a common analytical indicator within our industry to evaluate performance, measure leverage capacity and debt service ability, and to estimate current or prospective enterprise value. Adjusted EBITDA is also used in certain covenants contained in our credit agreement. We also believe that securities analysts, investors and other interested parties frequently use measures of Adjusted EBITDA as financial performance measures and as indicators of ability to service debt obligations. Adjusted EBITDA may have material limitations as performance measures because they exclude non-recurring items that are necessary elements of our costs and operations. In addition, "Adjusted EBITDA" or similar measures presented by other companies may not be comparable to our presentation, because each company may define these terms differently. See "Non-GAAP Financial Measures."

Summary Unaudited Pro Forma Condensed Consolidated Financial Information

        The table below sets forth our summary unaudited pro forma condensed consolidated financial information for the year ended January 1, 2016. The summary unaudited pro forma condensed consolidated financial information gives pro forma effect to the CHS Home Health Acquisition and to the completion of this offering, as if they occurred on January 1, 2015. The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable; however, we can provide no assurance that the assumptions used in the preparation of the unaudited pro forma condensed consolidated financial information are correct. The summary unaudited pro forma condensed consolidated financial information has not been prepared in accordance with Regulation S-X, promulgated pursuant to the Securities Act, is based on assumptions and is presented for illustrative and informational purposes only and does not purport to represent what our actual financial position or results of operations would have been had the CHS Home Health Acquisition actually been completed on the date indicated and is not necessarily indicative of our results of operations as of the specified date or in the future. The unaudited pro forma condensed consolidated financial information should be read in conjunction with the audited and unaudited historical financial statements of the Company and CHS Home Health incorporated by reference herein.

 Summary Financial Information
Pro Forma Combined Almost Family, Inc and
Community Health United Home Care, LLC

	Pro Forma for Transaction(1)		Pro Forma for Transaction and this Offering
Statement of Operations (in thousands)	Year Ended January 1, 2016	Nine Months Ended September 30, 2016	Year Ended January 1, 2016	Nine Months Ended September 30, 2016
Net revenues	$721,001	$608,953	$721,001	$608,953
Cost of service revenues (excluding depreciation & amortization)	384,080	325,499	384,080	325,499

Gross margin	336,921	283,454	336,921	283,454
General and administrative expenses:
Salaries and benefits	194,953	162,363	194,953	162,363
Other	95,551	77,285	95,551	77,285
Deal, transition and other costs	7,188	5,846	7,188	5,846

Total general and administrative expenses	297,692	245,494	297,692	245,494

Operating income	39,229	37,960	39,229	37,960
Interest expense, net	(7,269)	(8,451)	(2,877)	(5,025)	(5)

Income before income taxes	31,960	29,509	36,352	32,935
Income tax expense	(12,352)	(10,660)	(14,131)	(12,013)	(6)

Net income from continuing operations	19,608	18,849	22,221	20,922
Discontinued operations:
(Loss) gain from operations	27	(461)	27	(461)
Gain on sale	—	—	—	—

(Loss) gain on discontinued operations	27	(461)	27	(461)

Net income	19,635	18,388	22,248	20,461
Net loss (gain)—noncontrolling interests	(1,461)	(2,522)	(1,461)	(2,522)

Net income attributable to Almost Family, Inc.	$18,174	$15,866	$20,787	$17,939

Per share amounts-diluted:
Average shares outstanding	9,745	10,328	12,745	12,828	(7)

Pro Forma Income from continued operations attributable to Almost Family, Inc.	$1.87	$1.58	$1.70	$1.43	(7)
Discontinued operations	0.00	(0.04)	0.00	(0.04)

Net income attributable to Almost Family, Inc.	$1.87	$1.54	$1.70	$1.40	(7)

Excluded CHS transaction synergies per share(3)	$0.67	$0.48	$0.53	$0.39	(7)

	Pro Forma for Transaction(1)		Pro Forma for Transaction and this Offering
Reconciliation of Adjusted EBITDA: (in thousands)	Year Ended January 1, 2016	Nine Months Ended September 30, 2016	Year Ended January 1, 2016	Nine Months Ended September 30, 2016
Net income from continuing operations	$19,608	$18,849	$22,221	$20,922
Add back:
Interest expense	7,269	8,451	2,877	5,025	(5)
Income tax expense	12,352	10,660	14,131	12,013	(6)
Depreciation and amortization	5,333	3,852	5,333	3,852
Stock-based compensation	2,573	2,246	2,573	2,246
Deal and transition costs	7,188	5,846	7,188	5,846

Adjusted EBITDA(2)	$54,323	$49,904	$54,323	$49,904
As Further Adjusted:
CHS transaction synergies(3)	11,000	8,250	11,000	8,250

Pro Forma Adjusted EBITDA(2)(4)	$65,323	$58,154	$65,323	$58,154

	Pro Forma for Transaction(1)
		Pro Forma for Transaction and this Offering
	September 30, 2016
Proforma Selected Balance Sheet Data: (in thousands)		September 30, 2016
Total Current Assets	145,778	145,778
Total Assets	700,754	700,754
Total Current Liabilities	66,204	66,204
Revolving credit facility	267,912	142,422	(8)
Seller notes	12,500	12,500
Total Liabilities	371,661	246,171	(8)
Noncontrolling interest—redeemable	2,256	2,256
Noncontrolling interest—nonredeemable	31,234	31,234
Total Stockholders' equity	326,837	452,327	(8)

(1)
Unaudited pro forma combined financial information giving effect to the CHS Home Health Acquisition was previously filed on November 23, 2016 on Form 8-K with the SEC, which is incorporated by reference herein.

(2)
Adjusted earnings before interest, income tax, depreciation and amortization, amortization of stock based compensation, deal, transition and other costs. We define Pro Forma Adjusted EBITDA as Adjusted EBITDA as further adjusted to give pro forma effect to the CHS Home Health Acquisition and this offering, including anticipated synergies and cost savings related thereto as if they had occurred on January 1, 2015, the start of our 2015 fiscal year. Adjusted EBTIDA and Pro Forma Adjusted EBITDA are not measures of financial performance under accounting principles generally accepted in the United States of America. They should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with generally accepted accounting principles. The items excluded from Adjusted EBITDA and Pro Forma Adjusted EBITDA are significant components in understanding and evaluating financial performance and liquidity. Management routinely calculates and communicates Adjusted EBITDA and believes that it is useful to investors because it provides a common analytical indicator within our industry to evaluate performance, measure leverage capacity and debt service ability, and to estimate current or prospective enterprise value. Adjusted EBITDA is also used in certain covenants contained in our credit agreement. We also believe that securities analysts, investors and other interested parties frequently use measures of Adjusted EBITDA and Pro Forma Adjusted EBITDA as financial performance measures and as indicators of ability to service debt obligations. Adjusted EBITDA and Pro Forma Adjusted EBITDA may have material limitations as performance measures because they exclude non-recurring items that are necessary elements of our costs and operations. In addition, "Adjusted EBITDA," "Pro Forma Adjusted EBITDA" or similar measures presented by other companies may not be comparable to our presentation, because each company may define these terms differently. See "Non-GAAP Financial Measures."

(3)
As a result of the CHS Home Health Acquisition, we expect to realize annual cost savings of approximately $11.0 million during 2017, which is the midpoint of our anticipated synergies range of approximately $10.0 to $12.0 million, largely resulting from the elimination of certain redundant positions, conversion of benefits to our lower cost plans and other cost savings opportunities. This adjustment has not been prepared in accordance with the requirements of Regulation S-X pursuant to the Securities Act relating to the presentation of pro forma financial information, is presented for information purposes only and does not purport to represent what our actual financial position or results of operations would have been if the acquisition had been completed as of an earlier date or that may be achieved in the future. See "Risk Factors—Risks Relating to the CHS Home Health Acquisition—We may fail to realize the benefits anticipated as a result of the CHS Home Health Acquisition."

(4)
This presentation of Pro Forma Adjusted EBITDA includes estimates with respect to cost savings related to the CHS Home Health Acquisition. These estimates reflect various assumptions made by us that may or may not prove accurate, as well as the exercise of a substantial degree of judgment by management as to the scope and presentation of such information. No representations or warranties are made as to the accuracy of such estimates. Actual results achieved during historical and future periods may differ substantially from the estimates set forth above.

(5)
Interest expense has been reduced by $4.4 million and $3.4 million in the year ended January 1, 2016 and the nine months ended September 30, 2016, respectively, as a result of the use of the estimated net proceeds of this offering of approximately $125.5 million to reduce debt outstanding on the Company's Revolving Credit Facility. The adjusted interest expense is also reflected in the reconciliation of Adjusted EBITDA.

(6)
Income tax expense has been adjusted for the lower interest expense summarized in footnote 5 above. The adjusted income tax expense is also reflected in the reconciliation of Adjusted EBITDA.

(7)
Outstanding shares have been adjusted to reflect the additional 3,000,000 shares to be issued in this offering. As a result, per share amounts reflect the dilution of this offering. Any dilution that would result if the underwriters exercise their option to purchase an additional 450,000 shares is not reflected.

(8)
Total stockholder's equity has been increased by $125.5 million to reflect the net proceeds of this offering, while the Revolving credit facility and Total liabilities were reduced by $125.5 million to reflect the use of proceeds.

RISK FACTORS

        Set forth below and elsewhere in this prospectus supplement and in other documents we file with the SEC are risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements contained in this prospectus supplement. All forward-looking statements included in this prospectus supplement are based on information available to us on the date hereof. We assume no obligation to update any forward-looking statements.

Risks Related to the CHS Home Health Acquisition

We may fail to realize the benefits anticipated as a result of the CHS Home Health Acquisition.

        There are a number of risks and uncertainties relating to the CHS Home Health Acquisition, including:

  •
  the possibility that we will fail to implement our business plans for the integration and expansion of the CHS Home Health operations, including as a result of new legislation or regulation in the healthcare industry affecting the timing or costs associated with the home health and hospice operations;

  •
  the possibility that we may have failed to discover liabilities of CHS Home Health during our due diligence investigation as part of the CHS Home Health Acquisition which could decrease the value of our investment in CHS Home Health;

  •
  the possibility of loss of relationships between CHS and CHS Home Health as a result of CHS owning a minority JV interest rather than the entirety of CHS Home Health

  •
  the increased scope and complexity of our operations;

  •
  the possibility of unanticipated delays, costs or inefficiencies associated with the integration of the CHS Home Health operations with our operations;

  •
  other unidentified or unforeseeable liabilities and costs; and

  •
  the diversion of management's attention from our existing operations.

        If these risks or other unanticipated liabilities were to materialize, any desired benefits of the CHS Home Health Acquisition may not be fully realized, if at all, and our future financial performance and results of operations could be negatively impacted. We cannot assure you that we will realize value from the CHS Home Health Acquisition that equals or exceeds the consideration paid.

We have incurred, and will continue to incur, substantial transaction-related costs in connection with the CHS Home Health Acquisition.

        We have incurred, and expect to continue to incur, a number of non-recurring transaction-related costs in initiating and completing the CHS Home Health Acquisition, integrating the operations of CHS Home Health and achieving desired synergies. These fees and costs have been, and will continue to be, substantial. Non-recurring transaction costs include, but are not limited to, fees paid to legal and accounting advisors, filing fees and printing costs. Additional unanticipated costs may be incurred in the integration process. These costs may be higher than expected and could have a material adverse effect on our business, financial condition, results of operations, and stock price.

The integration of CHS Home Health Acquisition could impact or cause disruptions in our and CHS Home Health's operations that could have an adverse effect on our business, financial condition or results of operations.

        The integration of CHS Home Health into our business could impact or cause disruptions in our and CHS Home Health's businesses, including:

  •
  our and CHS Home Health's current and prospective customers and suppliers may experience uncertainty associated with the CHS Home Health Acquisition, including with respect to current or future business relationships with us, CHS Home Health or the combined business and may attempt to negotiate changes in existing business;

  •
  our and CHS Home Health's employees may experience uncertainty about their future roles with us, which may adversely affect our and CHS Home Health's ability to retain and hire key employees;

  •
  the CHS Home Health Acquisition may give rise to potential liabilities; and

  •
  the attention of our management and that of CHS Home Health may be directed toward the integration of CHS Home Health into our operations and other transaction-related considerations and may be diverted from the day-to-day business operations of the respective companies.

        In connection with the CHS Home Health Acquisition, we could also encounter additional integration-related costs or other factors such as the failure to realize all of the benefits anticipated in the CHS Home Health Acquisition, as described in more detail above.

The CHS Home Health Acquisition may expose us to unknown or contingent liabilities for which we have no indemnification rights, or we may be subject to liabilities substantially in excess of amounts covered through any indemnification rights, or experience difficulty enforcing such indemnification rights.

        We have indemnification rights with respect to breaches of representations and warranties, breaches of covenants and the failure of CHS to satisfy any liabilities that are excluded. Governmental agencies and other third parties bringing claims against CHS with respect to such matters, including claims brought against CHS pursuant to Medicare and Medicaid regulations or under the False Claims Act, may seek to impose liability on the Company despite the fact that we did not assume such liabilities from CHS. Claims relating to such matters may exceed the limit on our indemnification rights. CHS Home Health may also have other unknown liabilities which we will be responsible for. If we are held responsible for liabilities not covered by indemnification rights or substantially in excess of amounts covered through any indemnification rights, or if we experience difficulty enforcing such indemnification rights, we could suffer severe consequences that would substantially reduce our revenues, earnings and cash flows. Furthermore, the indemnity does not cover loss of our future revenue or income or loss of business reputation or opportunity that may arise as a consequence of the indemnified liabilities. The indemnified liabilities may, therefore, result in reputational damage to our business that could adversely affect our financial condition.

Failure to retain key employees of CHS Home Health, and the loss of key personnel or the transition of key personnel, could diminish the benefits of the CHS Home Health Acquisition.

        The successful integration of CHS Home Health will depend in part on the retention of key personnel from CHS Home Health, including senior management, and the continued contributions of our senior management. There can be no assurances we will be able to retain CHS Home Health's key personnel. Although we intend to make this transition as smooth as possible, this leadership change may result in disruptions to our business or operations or otherwise limit the ability of our management team to effectively execute on our business plan, which could have an adverse effect on our business, financial condition, results of operations, and stock price.

        In addition, no assurance can be given that after the CHS Home Health Acquisition we will be able to attract or retain key management personnel and other key employees to the same extent that we have been previously able to attract or retain employees.

The unaudited pro forma consolidated financial information regarding the CHS Home Health Acquisition incorporated by reference herein is presented for illustrative purposes only and may not be an indication of our financial condition or results of operations following the CHS Home Health Acquisition.

        The unaudited pro forma financial information incorporated by reference in this prospectus supplement is presented for illustrative purposes only and may not be an indication of our financial condition or results of operations following the CHS Home Health Acquisition. For example, the pro forma financial information has been derived from the historical financial statements of the Company and CHS Home Health, and certain adjustments and assumptions have been made regarding the Company after giving effect to the CHS Home Health Acquisition. The information upon which these adjustments and assumptions have been made is preliminary, and such adjustments and assumptions are difficult to make with complete accuracy. In addition, the unaudited pro forma consolidated financial information does not reflect all costs that we are expected to incur in connection with the CHS Home Health Acquisition. For example, the impact of any incremental costs incurred in integrating the companies is not reflected in the pro forma financial information. As a result, our actual financial condition and results of operations following the CHS Home Health Acquisition may differ significantly from the pro forma financial information. In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect our financial condition or results of operations following the CHS Home Health Acquisition.

CHS Home Health has identified material weaknesses in its internal control over financial reporting.

        CHS Home Health has identified material weaknesses in its internal control over financial reporting. If remedial measures taken are insufficient to address the material weaknesses, or if additional material weaknesses or significant deficiencies in CHS Home Health's internal control are discovered or occur in the future, it could result in a material misstatement of CHS Home Health's consolidated financial statements and require a restatement of its financial results. As a result of the CHS Home Health Acquisition, CHS Home Health is subject to the Company's internal controls over financial reporting.

Risks Related to Our Industry

The new administration of President-Elect Trump, recent changes in members and leadership of the US Congress and related changes in leadership and key individuals in Federal regulatory agencies could have a material adverse impact on our results of operations or financial condition in ways not currently anticipated by us.

        Future actions by the new Trump Administration and the U.S. Congress including, but not limited to, repeal or replacement of the Affordable Care Act (ACA, see below) could have a material adverse impact on our results of operations or financial condition. Additionally, all or a portion of the ACA and related subsequent legislation may be modified, repealed or otherwise invalidated through judicial challenge. Our Imperium subsidiary, an ACO-enablement company generates substantially all its revenues from the Medicare Shared Savings Program which was enacted with the ACA, and any legislative and regulatory changes could adversely affect its operations. We can provide you with no assurance that the ultimate outcome of the ACA, health care reform efforts and/or the federal budget and resulting Medicare reimbursement rates will not have a material adverse effect on our liquidity, our results of operation, the realizability of the carrying amounts of our intangible assets, including goodwill, or our financial condition. Further, we are unable to predict what effect, if any, such material adverse effect, if it were to occur, might have on our ability to continue to comply with the financial covenants of our revolving credit facility and our ability to continue to access debt capital through that facility.

Complying with health care reform legislation and the implementing regulations and programmatic guidelines could have a material adverse impact on our results of operations or financial condition in ways not currently anticipated by us.

        The health care industry has experienced, and is expected to continue to experience, extensive and dynamic periods of change. In addition to economic forces and regulatory influences, continuing political debate subjects the health care industry to significant reform. Very often, sweeping new legislation is followed by subsequent legislation to address previously unanticipated consequences, or to further define provisions that were too vague to implement based on the language of the original legislation and by legal actions to challenge its constitutionality. In our view it is reasonable to expect this to occur over the next few years. The Patient Protection and Affordable Care Act (the "ACA"), signed into law in March 2010, has adversely impacted our business and it is reasonable to expect this law and future health care reform law to have an impact on our business in the future. As a result of the broad scope of the ACA and related legislation, the significant changes it will effect in the healthcare industry and society generally, and the complexity of the technical issues it addresses, we are unable to predict, at this time, all the ramifications the ACA, its implementing regulations and future health care reform legislation may have on our business as a health care provider or a sponsor of an employee health insurance benefit plan. The ACA, its implementing regulations and programmatic guidelines and future health care reform legislation could have a material adverse impact on our results of operations or financial condition in ways not currently anticipated by us.

        Additionally, we may be unable to take actions to mitigate any or all of the negative implications of the ACA, its implementing regulations or programmatic guidelines and future health care regulation which may result in unfavorable earnings, losses, or impairment charges.

The current status of Federal and State budgets may have a material adverse effect on our future results of operations and financial condition, as well as our ability to access credit and capital.

        There can be no assurance that Federal and State governments will be able to operate balanced budgets. While the ultimate outcome of these events cannot be predicted, they may have a material adverse effect on the Company. Historic economic conditions, stimulus efforts by the Federal government and costly new programs created by the ACA have placed significant strain on Federal and state budgets, many of which are in a deficit position. Efforts to reduce spending at the Federal and/or state levels may result in reductions in reimbursement by Medicare, Medicaid and other third-party payors along with tax increases, which may in turn result in decreased revenue growth and a decrease in our profitability. Our contractors and suppliers may also be negatively impacted by these conditions and our ability to provide patient care at a lower cost may diminish and reduce our profitability. Future disruptions in the credit and capital markets, if any, may restrict our access to capital. As a result, our ability to incur additional indebtedness to fund acquisitions and operations may be constrained. If the Federal and State budgets' conditions deteriorate or do not improve, our results of operations or financial condition could be materially and adversely affected.

Our profitability depends principally on the level of government-mandated payment rates. Reductions in rates, or rate increases that do not cover cost increases, may adversely affect our business.

        We generally receive fixed payments from Medicare and Medicaid for our services based on the level of care that we provide patients. Consequently, our profitability largely depends upon our ability to manage the cost of providing services. Although current Medicare legislation provides for an annual adjustment of the various payment rates based on the increase or decrease of the medical care expenditure category of the Consumer Price Index, these Medicare payment rate increases may be less than actual inflation or could be eliminated or reduced in any given year. Since April 1, 2013, Medicare reimbursement has been reduced an additional 2% through sequestration as mandated by Federal legislation. Consequently, if our cost of providing services, which consists primarily of labor costs, is greater than the respective Medicare or Medicaid payment rate, our profitability would be negatively impacted. Based on our analysis of Medicare final regulations for the home health prospective payment system, we expect our Medicare reimbursement rates for 2017 to be between 1% and 2% lower than in 2016.

Any changes to the laws and regulations governing our business, or the interpretation and enforcement of those laws or regulations, could cause us to modify our operations and could negatively impact our operating results.

        The Federal government and the states in which we operate regulate our industry extensively, including payment, coding and billing for services; financial relationships with physicians and referral sources; certification of agencies; licensure and certificates of need; and maintenance and protection of patient health information. The laws and regulations governing our operations, along with the terms of participation in various government programs, regulate how we do business, the services we offer, and our interactions with patients and the public. These laws and regulations, and their interpretations, are subject to frequent change. Changes in existing laws and regulations, or their interpretations, or the enactment of new laws or regulations could reduce our profitability by:

  •
  increasing our liability;

  •
  increasing our administrative and other costs;

  •
  increasing or decreasing mandated services;

  •
  forcing us to restructure our relationships with referral sources, providers or joint venture partners; or

  •
  requiring us to implement additional or different programs and systems.

        Violation of the laws governing our operations, or changes in interpretations of those laws, could result in the imposition of fines, civil or criminal penalties, the termination of our rights to participate in federal and state-sponsored programs, the suspension or revocation of our licenses, or claims for damages. If we become subject to material fines or if other sanctions or other corrective actions are imposed on us, we might suffer a substantial reduction in profitability.

We have been, and could become, the subject of governmental investigations, claims and litigation that could have a material adverse effect on our financial position, results of operation and liquidity.

        Over the years, we have been the subject of civil investigations, and qui tam or "whistleblower" suits relating to our Medicare-reimbursed operations. We may become, or unknown to us may already be, the subject of investigations, qui tams, or lawsuits that could have a material adverse effect on our financial position, results of operation and liquidity.

        Governmental agencies and their agents, such as the Medicare Administrative Contractors ("MACs"), fiscal intermediaries and carriers, as well as the US Office of Inspector General ("OIG"), CMS and state Medicaid programs, conduct audits, reviews and investigations of our health care operations. These include audits conducted through recovery audit contractor programs and zone program integrity contractor programs, in which third party firms engaged by CMS conduct extensive reviews of claims data and records to identify potential improper payments under the Medicare program. In addition, in 2016 CMS initiated the Pre-Claim Review Demonstration for Home Health Services, which requires home health agencies in certain states to submit a request for pre-claim review for each episode of care, along with documentation that supports the medical necessity of the care. This Demonstration will expand to Florida for home health services that begin on or after April 1, 2017. In recent years, federal and state civil and criminal enforcement agencies have heighted and coordinated their oversight efforts related to the healthcare industry, including with respect to referral practices, cost reporting, billing practices, joint ventures and other financial relationships among health care providers. Depending on the nature of the conduct found in such audits, reviews and investigation and whether the underlying conduct could be considered systemic, the resolution of these matters could have a material adverse effect on our financial position, results of operation and liquidity.

        For example, home health providers, including the Company, have received pre-pay Additional Development Requests ("ADR") in addition to Recovery Audit Contractor audits ("RAC") from the Palmetto Government Benefits Administration ("PGBA") as a result of additional CMS funding allocations to MACs to conduct pre-payment reviews. ADR and RAC audits are both general and focused in nature. The PGBA acts as one of our four fiscal intermediaries, but processes the majority of our claims. We would expect ADR and RAC audits to continue in the future. If such ADR or RAC audits result in reimbursement adjustments, we may suffer reduced profitability. Further, our appeal rights related to such audits may lead to cash flow delays due to significant backlog at the Administrative Law Judge level.

If we are unable to maintain relationships with existing patient referral sources, including but not limited to the hospitals of CHS, or to establish new referral sources, our growth and profitability could be adversely affected.

        Our success depends significantly on referrals from physicians, hospitals, case managers and other patient referral sources in the communities that our home care agencies serve, as well as on our ability to maintain good relationships with these referral sources. Our referral sources are not contractually obligated to refer home care patients to us and may refer their patients to other providers. Our growth and profitability depend on our ability to establish and maintain close working relationships with these patient referral sources and to increase awareness and acceptance of the benefits of home care by our referral sources and their patients. We cannot assure you that we will be able to maintain our existing referral source relationships or that we will be able to develop and maintain new relationships in existing or new markets. Our loss of, or failure to maintain, existing relationships or our failure to develop new relationships could adversely affect our ability to expand our operations and operate profitably. As described further below, our relationships with referral sources are heavily regulated and failure to comply with applicable regulations could have a material adverse effect on our financial position or results of operation.

We are subject to federal and state laws that govern our operations and financial relationships with physicians, hospitals and other healthcare providers and entities, potential or current referral sources, including specifically the hospitals of CHS.

        Our operations are subject to extensive federal, state and local government laws and regulations, all of which are subject to change, including those relating to billing practices, healthcare fraud and abuse, and financial relationships with physicians, hospitals and other healthcare providers and entities. These government laws and regulations currently include, among others, the federal Anti-Kickback Statute, the Physician Self-Referral Law, also known as the Stark Law, the federal False Claims Act ("FCA"), the Civil Monetary Penalties Law, and similar state laws. Significant areas of regulations include:

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  the federal Anti-Kickback Statute, which prohibits persons from knowingly and willfully soliciting, receiving, offering or providing remuneration, directly or indirectly, in cash or in kind, in exchange for or to induce either the referral of an individual for, or the purchase, order or recommendation of, any goods or service for which payment may be made under governmental payor programs such as Medicare and Medicaid;

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  the federal Stark Law, which place restrictions on physicians who refer patients to entities in which they have a financial relationship, and also prohibits the submission of any claim by such entities for reimbursement for designated health services furnished pursuant to a prohibited referral;

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  the federal FCA, which prohibits individuals or entities from knowingly presenting to, or causing to be presented to, the federal government, claims for payment that are false or fraudulent and allows a private individual to bring actions on behalf of the federal government alleging that the defendant has defrauded the federal government by submitting a false claim to the federal government and permits such individuals to share in any amounts paid by the entity to the government in fines or settlement;

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  the federal Civil Monetary Penalty Law, which prohibits providers from various forms of improper billing and from offering remuneration or other inducements to beneficiaries of federal health care programs to influence the beneficiaries' decisions to seek specific governmentally reimbursable items or services or to choose particular providers; and

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  in addition to the federal laws, some of the states in which we operate have enacted laws prohibiting certain business relationships between physicians and other providers of healthcare services and enacted similar state anti-kickback and false claims laws that may apply to items or services reimbursed by any third-party payor, including commercial insurers.

        We currently have contractual relationships with current and potential referral sources, including certain physicians who provide medical director and consulting services to our Company and joint ventures with hospitals. Many of these physicians and hospitals are current or potential referral sources. Although we believe our arrangements currently comply with state and federal anti-kickback and Stark laws, we cannot assure you that courts or regulatory agencies will not interpret these laws in ways that will implicate our arrangements. Violations of any existing or future laws and regulations could lead to fines, civil or criminal penalties, or sanctions, including under the False Claims Act, the termination of our rights to participate in federal and state-sponsored programs that may have a material adverse effect on our operations.

If our joint ventures, particularly our relationship with CHS and Quorum, violate the law, our business could be adversely affected.

        Structures and operations of our joint ventures and our arrangements with hospitals, including CHS and Quorum, and physicians are required to comply with government laws and regulations, including federal and state anti-kickback and referral laws. While we have structured our joint ventures to comply with many of the criteria for safe harbor protection under the Federal Anti-Kickback Statute, our investments in these joint venture arrangements may not satisfy all elements of the safe harbor requirements. If any of our joint ventures were found to be in violation of federal or state anti-kickback or referral laws, we could be required to restructure or terminate them. We also could be required to repay to Medicare and Medicaid amounts we have received pursuant to any prohibited referrals, and we could suffer civil or criminal penalties, including the loss of our licenses to operate and our ability to participate in federal and state health care programs. Imposition of any of these penalties could have a material adverse effect on our business, financial condition and results of operations.

If any of our agencies fail to comply with the conditions of participation in the Medicare program, that agency could be terminated from the Medicare program, which would adversely affect our net service revenue and profitability.

        Each of our home care and hospice agencies must comply with the extensive conditions of participation in the Medicare program. If any of our agencies fail to meet any of the Medicare conditions of participation, that agency may receive a notice of deficiency from the applicable state surveyor. If that agency then fails to institute a plan of correction to correct the deficiency within the correction period provided by the state surveyor, that agency could be terminated from the Medicare program. Additionally, failure to comply with the conditions of participation related to enrollment could result in a deactivation or revocation of billing privileges. To the extent that billing privileges are revoked there is a mandated one to three-year bar to re-enrollment. The failure to pass a site verification visit, for example, could result in a revocation of billing privileges with a mandated two-year bar to re-enrollment. Although the revocation would only immediately affect the particular enrollment subject to the revocation, the Centers for Medicare and Medicaid Services ("CMS") has indicated that following a revocation it will review the enrollment files for providers under common ownership or control to determine if a similar sanction is warranted for any of the other related providers. Similarly, we could face liability under the False Claims Act if we submit claims to Medicare or Medicaid while not in compliance with certain conditions of participation that would cause the government to refuse payment. Any termination of one or more of our home care agencies from the Medicare program for failure to satisfy the program's conditions of participation could adversely affect our net service revenue and profitability.

We may be subject to substantial malpractice or other similar claims.

        The services we offer involve an inherent risk of professional liability and related substantial damage awards. On any given day, we have thousands of nurses, therapists and other direct care personnel driving to and from patients' homes where they deliver medical and other care. Due to the nature of our business, we and the caregivers who provide services on our behalf may be the subject of medical malpractice claims. These caregivers could be considered our agents, and, as a result, we could be held liable for their medical negligence. We are also subject to claims against us for negligence and intentional misconduct and violations of applicable law, and claims alleging personal injury, assault, abuse, wrongful death, and other charges. Regulatory agencies may initiate administrative proceedings alleging that our services, employees or agents violate applicable laws and seek to impose monetary penalties on us or ask for recoupment of amounts paid. We could be required to incur significant costs to respond to regulatory investigations or defend against lawsuits and, if we do not prevail, we could be required to pay substantial amounts of money in damages, settlement amounts or penalties arising from these legal proceedings. We cannot predict the effect that any claims of this nature, regardless of their ultimate outcome, could have on our business, reputation, or on our ability to attract and retain patients and employees. We maintain malpractice and various other liability insurance or re-insurance policies and are responsible for deductibles and, as applicable, amounts in excess of the limits of our coverage. Although we contract with highly rated carriers, we cannot guarantee collection of amounts expected to be recovered under various insurance or reinsurance policies.

Delays in reimbursement may cause liquidity problems.

        Our business is characterized by delays in reimbursement from the time we provide services to the time we receive reimbursement or payment for these services. Data submission requirements change from time to time for payors, payments to us may be delayed pending additional data or documentation requests by the fiscal intermediary, or our ability to effectively respond to such requirements may delay our payment cycle. If we have information system problems or issues that arise with Medicare or Medicaid, we may encounter delays in our payment cycle. Such a timing delay may cause working capital shortages. Working capital management, including prompt and diligent billing and collection, is an important factor in our results of operations and liquidity. System problems, Medicare or Medicaid issues or industry trends may extend our collection period, adversely impact our working capital. Our working capital management procedures may not successfully negate this risk. There are often timing delays when attempting to collect funds from Medicaid programs. Delays in receiving reimbursement or payments from these programs may adversely impact our working capital.

        On June 8, 2016, CMS announced the "Pre-Claim Review Demonstration of Home Health Services" which seeks to demonstrate that a review of selected documentation prior to payment of claims can decrease "improper payments because of insufficient documentation." According to the CMS announcement, the pre-claim review demonstration will help educate Home Health Agencies (HHA) on what documentation is required and encourage them to submit the correct documentation, while still allowing the HHA to begin providing services and receive initial payments prior to the pre-claim review decision. The pre-claim review demonstration began in Illinois no earlier than August 1, 2016, and the remaining states of Florida, Texas, Michigan and Massachusetts will phase in over 2016 and 2017, with CMS expected to begin pre-claim reviews for services in Florida that begin on or after April 1, 2017. The Company is currently unable to predict what impact, if any, this demonstration program may have on its result of operations or financial position.

The home health care and hospice industry is highly competitive.

        Our agencies compete with local and regional home health care and hospice companies, hospitals, nursing homes, and other businesses that provide home nursing services, some of which are large established companies that have significantly greater resources than we do. Our primary competition comes from local companies in each of our markets, and these privately-owned or hospital-owned health care providers vary by region and market. We compete based on the availability of personnel; the quality, expertise, and value of our services; and in select instances, on the price of our services. Increased competition in the future from existing competitors or new entrants may limit our ability to maintain or increase our market share. We cannot assure you that we will be able to compete successfully against current or future competitors or that competitive pressures will not have a material adverse impact on our business, financial condition, or results of operations.

        Some of our existing and potential new competitors may enjoy greater name recognition and greater financial, technical, and marketing resources than we do. This may permit our competitors to devote greater resources than we can to the development and promotion of services. These competitors may undertake more far-reaching and effective marketing campaigns and may offer more attractive opportunities to existing and potential employees and services to referral sources.

        We expect our competitors to develop new strategic relationships with providers, referral sources, and payors, which could result in increased competition. The introduction of new and enhanced service offerings, in combination with industry consolidation and the development of strategic relationships by our competitors, could cause a decline in revenue or loss of market acceptance of our services or make our services less attractive. Additionally, we compete with a number of non-profit organizations that can finance acquisitions and capital expenditures on a tax-exempt basis or receive charitable contributions that are unavailable to us.

        We expect that industry forces will continue to have an impact on our business and that of our competitors. In recent years, the health care industry has undergone significant changes driven by efforts to reduce costs, and we expect these cost containment measures to continue in the future. Frequent regulatory changes in our industry, including reductions in reimbursement rates and changes in services covered, have increased competition among home health care providers. If we are unable to react competitively to new developments, our operating results may suffer.

Portions of our Healthcare Innovations segment compete in relatively new and developing markets, face larger more well-capitalized competitors and rely on small numbers of relatively large customers.

        Portions of our Healthcare Innovations segment compete in new and developing markets with new competitors or solutions developed and introduced to the market regularly. Such new products may capture market share more quickly or may have access to more capital than the capital we have allocated for such projects. Our efforts to bring new solutions to the market may prove unsuccessful, may prove to be unprofitable or may prove to be costlier to bring to market than anticipated. Our investments in these activities are highly speculative in nature and subject to loss. Specifically, our Ingenios assessment subsidiary competes with larger, better capitalized competitors and our LTS assessment subsidiary is particularly reliant on a small number of large customers, the loss of which could significantly and adversely impact its results.

A shortage of qualified registered nursing staff, physical therapists, occupational therapists and other caregivers could adversely affect our ability to attract, train and retain qualified personnel and could increase operating costs.

        We rely significantly on our ability to attract and retain caregivers who possess the skills, experience, and licenses necessary to meet the requirements of our patients. We compete for personnel with other providers of health care services. Our ability to attract and retain caregivers depends on several factors, including our ability to provide these caregivers with attractive assignments and competitive benefits and salaries. We cannot assure you that we will succeed in any of these areas. In addition, there are occasional shortages of qualified healthcare personnel in some of the markets in which we operate. As a result, we may face higher costs of attracting caregivers and providing them with attractive benefit packages than we originally anticipated, and if that occurs, our profitability could decline. Finally, although this is currently not a significant factor in our existing markets, if we expand our operations into geographic areas where healthcare providers have historically unionized, we cannot assure you that the negotiation of collective bargaining agreements will not have a negative effect on our ability to timely and successfully recruit qualified personnel. Generally, if we are unable to attract and retain caregivers, the quality of our services may decline, and we could lose patients and referral sources.

Risks Related to Our Business

We depend on government sponsored reimbursement programs with Medicare accounting for the largest portion of our revenues.

        For the years ended January 1, 2016, December 31, 2014 and 2013, we received 71%, 72% and 71%, respectively, of our revenue from Medicare. Reductions in Medicare reimbursement have historically and may continue to adversely impact our profitability. Such reductions in payments to us could be caused by:

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  administrative or legislative changes to the base episode rate;

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  the elimination or reduction of annual rate increases based on medical inflation;

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  the imposition by Medicare of co-payments or other mechanisms shifting responsibility for a portion of payment to beneficiaries;

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  adjustments to the relative components of the wage index;

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  changes to or imposition of regulations impacting our case-mix or therapy thresholds; or

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  other adverse changes to the way we are paid for delivering our services.

        Our non-Medicare revenues and profitability also are affected by the continuing efforts of third-party payors to contain or reduce the costs of health care by lowering reimbursement rates, narrowing the scope of covered services, increasing case management review of services, and negotiating reduced contract pricing. Any changes in reimbursement levels from these third-party payor sources and any changes in applicable government regulations could have a material adverse effect on our revenues and profitability. We can provide no assurance that we will continue to maintain the current payor or revenue mix.

        Our reliance on government sponsored reimbursement programs such as Medicare and Medicaid makes us vulnerable to possible legislative and administrative regulations and budget cut-backs that could adversely affect the number of persons eligible for such programs, the amount of allowed reimbursements or other aspects of the programs, any of which could materially affect us. In addition, loss of certification or qualification under Medicare or Medicaid programs could materially affect our ability to effectively market our services.

We have a significant dependence on state Medicaid reimbursement programs.

        Approximately 22%, 20% and 23% of our fiscal years 2015, 2014 and 2013 revenues, respectively, were derived from state Medicaid and other government programs, many of which currently face significant budget issues. Further, the acquisitions completed by us in 2015 and 2013 increased our dependence on Medicaid reimbursement. Specifically, for the year ended January 1, 2016, approximately 9.1%, 5.5%, 3.2% and 1.7% of our revenues were generated from Medicaid reimbursement programs in the states of Ohio, Connecticut, Tennessee and Kentucky, respectively and 8.8%, 5.5%, 2.5% and 1.8% for the year ended December 31, 2014, respectively. Such amounts for Ohio, Connecticut and Kentucky were 11.7%, 7.1% and 2.3%, respectively for the year ended December 31, 2013.

        The financial condition of the Medicaid programs in each of the states in which we operate is cyclical and many may be expected from time to time to take actions or evaluate taking actions to control the rate of growth of Medicaid expenditures. Among these actions are the following:

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  redefining eligibility standards for Medicaid coverage,

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  redefining coverage criteria for home and community based care services,

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  slowing payments to providers by increasing the minimum time in which payments are made,

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  limiting reimbursement rate increases,

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  increased utilization of self-directed care alternatives,

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  shifting beneficiaries from traditional coverage to Medicaid managed care providers, and

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  changing regulations under which providers must operate.

        States may be expected to address these issues because the number of Medicaid beneficiaries and their related expenditures are growing at a faster rate than the government's revenue. Medicaid is consuming a greater percentage of states' budgets. This issue is exacerbated when revenues slow in a slowing economy. It is possible that the actions taken by the federal government or state Medicaid programs in the future could have a significant unfavorable impact on our results of operations, financial condition and liquidity.

Migration of our Medicare beneficiary patients to Medicare managed care providers could negatively impact our operating results.

        Historically, we have generated a substantial portion of our revenue from the Medicare fee-for-service market. The Congress continues to allocate significant additional funds and other incentives to Medicare managed care providers in order to promote greater participation in those plans by Medicare beneficiaries. If these increased funding levels have the intended result, the size of the potential Medicare fee-for-service market could decline, thereby reducing the size of our potential patient population, which could cause our operating results to suffer.

Our growth strategy depends on our ability to manage growing and changing operations.

        Our business plan calls for significant growth in our business over the next several years. This growth will place significant demands on our management and information technology systems, internal controls, and financial and professional resources. In addition, we will need to further develop our financial controls and reporting systems to accommodate future growth. This could require us to incur expenses for hiring additional qualified personnel, retaining professionals to assist in developing the appropriate control systems, and expanding our information technology infrastructure. Our inability to manage growth effectively could have a material adverse effect on our financial results.

Our home health growth strategy depends on our ability to develop and to acquire additional agencies on favorable terms and to integrate and operate these agencies effectively. If we are unable to do so, our future growth and operating results could be negatively impacted.

        With regard to development, we expect to continue to open agencies in our existing and new markets. Our new agency growth, however, will depend on several factors, including our ability to:

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  obtain locations for agencies in markets where need exists;

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  identify and hire a sufficient number of sales personnel and appropriately trained home care and other health care professionals;

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  obtain adequate financing to fund growth; and

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  operate successfully under applicable government regulations.

        With regard to acquisitions, we are focusing significant time and resources on the acquisition of home healthcare providers, or of certain of their assets, in targeted markets. We may be unable to identify, negotiate, and complete suitable acquisition opportunities on reasonable terms. We may incur future liabilities related to acquisitions. Should any of the following problems, or others, occur as a result of our acquisition strategy, the impact could be material:

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  difficulties integrating personnel from acquired entities and other corporate cultures into our business;

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  difficulties integrating information systems;

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  the potential loss of key employees or referral sources of acquired companies or a reduction in patient referrals by hospitals from which we have acquired home health care agencies;

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  the assumption of liabilities and exposure to undisclosed liabilities of acquired companies;

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  the acquisition of an agency with undisclosed compliance problems;

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  the diversion of management attention from existing operations;

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  difficulties in recouping partial episode payments and other types of misdirected payments for services from the previous owners; or

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  an unsuccessful claim for indemnification rights from previous owners for acts or omissions arising prior to the date of acquisition.

        CMS has placed certain limitations on the sale or transfer of the Medicare Provider Agreement for any Medicare-certified home health agency that has been in existence for less than 36 months or that has undergone a change of ownership in the last 36 months. This limitation may reduce the number of home health agencies that otherwise would have been available for acquisition and may limit our ability to successfully pursue our acquisition strategy.

We have invested in development stage companies which may require further funding to support their respective business plans, which may ultimately prove unsuccessful.

        Through our Imperium acquisition in 2013, we provide strategic health management services to ACOs that have been approved to participate in the Medicare Shared Savings Program ("MSSP"). In addition to our ownership interests in ACOs, we also have service agreements with ACOs that provide for sharing of MSSPs received by the ACO, if any. During 2013, we invested $5.8 million in our Imperium acquisition of which $3 million went to fund operations in pursuit of its business plan. In 2015, we also invested $1.0 million for a noncontrolling interest in NavHealth, Inc., a development stage analytics and software company, and $13.1 million in Ingenios Health Co. a provider of in-home technology enabled in-home clinical assessments. On January 5, 2016, we acquired Long Term Solutions, Inc. ("LTS"), a provider of in-home nursing assessments for the long-term care insurance industry for a purchase price of $37 million. These investments are highly speculative, are at risk and we may choose to make further investments, all of which may ultimately provide no return and could lead to a total loss of our investment.

        ACOs, created with the Affordable Care Act, are entities that contract with CMS to serve the Medicare fee-for-service population with the goal of better care for individuals, improved health for populations and lower costs. ACOs share savings with CMS to the extent that the actual costs of serving assigned beneficiaries are below certain trended benchmarks of such beneficiaries and certain quality performance measures are achieved.

        Notwithstanding our efforts, our ACOs may be unable to meet the required savings rates or may not satisfy the quality measures and efforts to drive other revenue may not cover operating costs of these investments. In addition, as the MSSP is a new program, it presents challenges and risks associated with the timeliness and accuracy of data and interpretation of complex rules, which may have a material adverse effect on our ability to recoup any of our investments. Further, there can be no assurance that we will maintain positive relations with our ACO partners or significant customers, which could result in a loss of our investment.

        In addition, CMS, the OIG, the Internal Revenue Service, the Federal Trade Commission, US Department of Justice, and various states have adopted or are considering adopting new legislation, rules, regulations and guidance relating to formation and operation of ACOs. Such laws may, among other things, require ACOs to become subject to financial regulation such as maintaining deposits of assets with the states in which they operate, the filing of periodic reports with the insurance department and/or department of health, or holding certain licenses or certifications in the jurisdictions in which the ACOs operate. Failure to comply with legal or regulatory restrictions may result in CMS terminating the ACOs agreement with CMS and/or subjecting the ACO to loss of the right to engage in some or all business in a state, payments fines or penalties, or may implicate federal and state fraud and abuse laws relating to anti-trust, physician fee-sharing arrangements, anti-kickback prohibitions, prohibited referrals, any of which may adversely affect our operations and/or profitability.

We may require additional capital to pursue our acquisition strategy.

        We cannot assure you that cash flows from operations combined with borrowings available under our Revolving Credit Facility will be sufficient, nor continue to be fully available, to support our current growth strategies. We cannot readily predict the timing, size, and success of our acquisition efforts and the associated capital commitments. If we do not have sufficient cash resources, our growth could be limited unless we obtain additional equity or debt financing.

        At some future point, we may elect to issue additional equity or debt securities in conjunction with raising capital or completing an acquisition. We cannot assure you that such issuances will not be dilutive to existing shareholders. Conversely, our board may approve stock repurchase programs in the future, which may use funds previously otherwise available for the pursuit of growth. We cannot predict the effect that future sales of our common stock, or the perception that these sales may occur, or other equity-related securities would have on the market price of our common stock.

Our business depends on our information systems. Our inability to effectively integrate, manage, and keep secure our information systems could disrupt our operations.

        Our business depends on effective and secure information systems that assist us in, among other things, monitoring utilization and other cost factors, processing claims, reporting financial results, measuring outcomes and quality of care, managing regulatory compliance controls, and maintaining operational efficiencies. These systems include software developed in-house and systems provided by external contractors and other service providers. To the extent that these external contractors or other service providers become insolvent or fail to support the software or systems, our operations could be negatively affected. Our agencies also depend upon our information systems for accounting, billing, collections, risk management, quality assurance, payroll, learning management and other information. If we experience a reduction in the performance, reliability, or availability of our information systems, our operations and ability to process transactions and produce timely and accurate reports could be adversely affected.

        Our information systems and applications require continual maintenance, upgrading, and enhancement to meet our operational needs. Our acquisitions require transitions and integration of various information systems. We regularly upgrade and expand our information systems' capabilities. If we experience difficulties with the transition and integration of information systems or are unable to implement, maintain, or expand our systems properly, we could suffer from, among other things, operational disruptions, regulatory problems, working capital disruptions and increases in administrative expenses.

        Our business requires the secure transmission of confidential information over public networks. Advances in computer capabilities, new discoveries in the field of cryptography or other events or developments could result in compromises or breaches of our security systems and patient data stored in our information systems. Anyone who circumvents our security measures could misappropriate our confidential information or cause interruptions in our services or operations. The Internet is a public network, and data is sent over this network from many sources. In the past, computer viruses or software programs that disable or impair computers have been distributed and have rapidly spread over the Internet. Computer viruses could be introduced into our systems, or those of our providers or regulators, which could disrupt our operations or make our systems inaccessible to our providers or regulators. We may be required to expend significant capital and other resources, to implement physical, technical and administrative safeguards to protect against the threat of security breaches or to alleviate problems caused by breaches. Our security measures may be inadequate to prevent security breaches, and our business operations would be negatively impacted by cancellation of contracts and loss of patients if security breaches are not prevented.

        Further, our information systems are vulnerable to damage or interruption from fire, flood, natural disaster, power loss, telecommunications failure, break-ins and similar events. A failure to implement our disaster recovery plans or ultimately restore our information systems after the occurrence of any of these events could have a material adverse effect on our business, financial condition and results of operations.

        Because of the confidential health information we store and transmit, loss or theft of patient health information for any reason could expose us to a risk of regulatory action, litigation, reputation damage, possible liability and loss.

We face additional federal and state requirements in the transmission and retention and protection of health information.

        The Health Insurance Portability and Accountability Act of 1996 ("HIPAA") was enacted to ensure that employees can retain and at times transfer their health insurance when they change jobs and to simplify healthcare administrative processes. The enactment of HIPAA expanded protection of the privacy and security of personal medical data and required the adoption of standards for the exchange of electronic health information. Among the standards that the Secretary of the U.S. Department of Health and Human Services has adopted pursuant to HIPAA are standards for electronic transactions and code sets, unique identifiers for providers, employers, health plans and individuals, security and electronic signatures, privacy and enforcement. We are subject to HIPAA as a covered entity.

        HIPAA was amended by the Health Information Technology for Economic and Clinical Health Act of 2009 ("HITECH Act"), set forth health information security breach notification requirements. The HITECH Act requires patient notification for all breaches related to Protected Health Information, media notification of breaches of over 500 patients and at least annual reporting of all breaches to the Secretary of HHS. The HITECH Act, as amended by the Federal Civil Penalties Inflation Adjustment Improvements Act of 2015 provides for sanctions for violations of HIPAA and HITECH of up to $1,650,300 per year for each violation. A single breach incident can result in violation of multiple standards, resulting in maximum possible penalties in excess of $1,650,300. HIPAA mandates that the Secretary of HHS conduct periodic compliance audits, which could result in penalties if we become subject to an audit and are found not to be in compliance with our obligations. Failure to comply with HIPAA, HITECH, and state privacy and security laws could result in fines and penalties or civil liability that could have a material adverse effect on us.

We develop portions of our clinical software system in-house. Failure of, or problems with, our system could harm our business and operating results.

        We develop and utilize a proprietary clinical software system to collect assessment data, log patient visits, generate medical orders, and monitor treatments and outcomes in accordance with established medical standards. The system integrates billing and collections functionality as well as accounting, human resource, payroll, and employee benefits programs provided by third parties. Problems with, or the failure of, our technology and systems could negatively impact data capture, billing, collections, and management and reporting capabilities. Any such problems or failures could adversely affect our operations and reputation, result in significant costs to us, and impair our ability to provide our services in the future. The costs incurred in correcting any errors or problems may be substantial and could adversely affect our profitability.

We depend on outside software providers.

        We depend on the proper functioning and availability of our information systems in operating our business, some of which are provided and/or hosted by outside software providers. These information systems and applications require continual maintenance, upgrading, and enhancement to meet our operational needs. If our providers are unable to maintain or expand our information systems properly, we could suffer from operational disruptions and an increase in administrative expenses, among other things. The regulatory environment related to information security and privacy is evolving and increasingly demanding. Furthermore, we also rely on cloud computing and other similar hosted technologies that result in third parties holding significant amounts of customer or employee information on our behalf. If the security and information systems of our or of outsourced third party providers we use to store or process such information are compromised or if we, or such third parties, otherwise fail to comply with applicable laws and regulations, we could face litigation and the imposition of penalties that could adversely affect our financial performance. Our reputation as a brand or as an employer could also be adversely affected from security breaches or regulatory violations, which could impair our sales or ability to attract and keep qualified employees.

Our insurance coverage may not be sufficient for our business needs and/or the cost of such coverage may adversely impact our results of operations.

        We bear significant insurance risk under our large-deductible workers' compensation insurance program and our self-insured employee health program. We also carry D&O coverage for potential claims against our directors and officers, including securities actions. Claims made to date or in the future may exceed the limits of such insurance, if any. Such claims, if successful and in excess of such limits, could have a material adverse effect on our ability to conduct business or on our assets. Benefits provided by our employer sponsored health insurance plan may require changes as a result of the ACA or other regulatory action. Such changes may have an adverse impact on our operating results.

        Our insurance coverage also includes fire, property damage, and general liability with varying limits. Although we maintain insurance consistent with industry practice, we cannot assure you that the insurance we maintain will satisfy claims made against us. In addition, as a result of operating in the home healthcare industry, our business entails an inherent risk of claims, losses, and potential lawsuits alleging employee accidents that may occur in a patient's home. Finally, insurance coverage may not continue to be available to us at commercially reasonable rates, in adequate amounts or on satisfactory terms. Any claims made against us, regardless of their merit or eventual outcome, could damage our reputation and business.

We estimate Medicare and Medicaid liabilities that may be payable by us in the future. These liabilities may be subject to audit or further review, and we may owe additional amounts beyond what we expect and have reserved.

        The Company is paid for its services primarily by federal and state third-party reimbursement programs, commercial insurance companies, and patients. Revenues are recorded at established rates in the period during which the services are rendered. Appropriate allowances are recorded when the services are rendered, if necessary, to give recognition to third party payment arrangements.

        Laws and regulations governing the Medicare and Medicaid programs are extremely complex and subject to interpretation. It is common for issues to arise related to: 1) medical coding, particularly with respect to Medicare, 2) patient eligibility, particularly related to Medicaid, and 3) other reasons unrelated to credit risk, all of which may result in adjustments to recorded revenue amounts. Management continuously evaluates the potential for revenue adjustments and when appropriate provides allowances for losses based upon the best available information. There is at least a reasonable possibility that recorded estimates could change by material amounts in the near term.

We depend on the services of our executive officers and other key employees.

        Our success depends upon the continued employment of certain members of our senior management team, including our Chairman and Chief Executive Officer, William B. Yarmuth, and our other named executive officers. We also depend upon the continued employment of the individuals that manage several of our key functional areas, including operations, business development, accounting, finance, human resources, marketing, information systems, contracting and compliance. The departure of any member of our senior management team or inability to appropriately implement succession plans may materially affect our operations.

Our operations could be affected by natural disasters.

        A substantial number of our agencies are located in Florida or coastal regions in the northeast, increasing our exposure to hurricanes and other natural disasters. The occurrence of natural disasters in the markets in which we operate could not only affect the day-to-day operations of our agencies but also could disrupt our relationships with patients, employees and referral sources located in the affected areas. In addition, any episode of care that is not completed due to the impact of a natural disaster will generally result in lower revenue for the episode. We cannot assure you that hurricanes or other natural disasters will not have a material adverse impact on our business, financial condition or results of operations in the future.

Risks Related to Ownership of Our Common Stock

The price of our common stock may be volatile and this may adversely affect our stockholders.

        The price at which our common stock trades may be volatile. The stock market has from time to time experienced significant price and volume fluctuations that have affected the market prices of securities, particularly securities of health care companies. The market price of our common stock may be influenced by many factors, including:

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  our operating and financial performance;

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  variances in our quarterly financial results compared to expectations;

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  the depth and liquidity of the market for our common stock;

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  future sales of common stock or the perception that sales could occur;

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  investor perception of our business and our prospects;

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  developments relating to litigation or governmental investigations;

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  changes or proposed changes in health care laws or regulations or enforcement of these laws and regulations, or announcements relating to these matters; or

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  general industry, economic and stock market conditions.

        In addition, the stock market in general has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of health care provider companies. These broad market and industry factors may materially reduce the market price of our common stock, regardless of our operating performance. In the past, securities class-action litigation has often been brought against companies following periods of volatility in the market price of their respective securities. We may become involved in this type of litigation in the future. Litigation of this type is often expensive to defend and may divert our management team's attention as well as resources from the operation of our business.

This offering is expected to be dilutive and there may be future sales or other dilution of our equity which may adversely affect the market price of the shares of our common stock and/or dilute the value of shares of our common stock.

        Giving effect to the issuances of shares of common stock in this offering, the receipt of the expected net proceeds therefrom and the use of those proceeds as described under "Use of Proceeds," we expect that this offering will have a dilutive effect on our expected earnings per share for the current fiscal year. The actual amount of dilution cannot be determined at this time and will be based upon numerous factors.

        In addition, we are not restricted from issuing, and shareholder approval is not required in order to issue additional shares of common stock, except any shareholder approval required by NASDAQ.

Sales of a substantial number of shares of our common stock or other equity-related securities in the public market could depress the market price of shares of our common stock. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of shares of our common stock. The market price of our common stock may be adversely affected if we issue additional shares of our common stock

Sales of substantial amounts of our common stock, or the availability of those shares for future sale, could adversely affect our stock price and limit our ability to raise capital.

        At January 16, 2017, outstanding shares of our common stock totaled 10,412,223. In 2013, we established the 2013 Stock and Incentive Compensation Plan for the benefit of employees and directors providing for the issuance of up to 700,000 shares of common stock. As of January 10, 2017, shares of our common stock remained reserved for issuance pursuant to our incentive compensation plans totaled 213,565 and shares of our common stock reserved for issuance pursuant to our employee stock purchase plan totaled 300,000. The market price of our common stock could decline as a result of sales of substantial amounts of our common stock to the public or the perception that substantial sales could occur. These sales also may make it more difficult for us to sell common stock in the future to raise capital.

We do not regularly pay dividends on our common stock and you should not expect to receive dividends on shares of our common stock.

        We do not regularly pay dividends and intend to retain all future earnings to finance the continued growth and development of our business. In addition, we do not anticipate paying any cash dividends on our common stock in the foreseeable future. Any future payment of cash dividends will depend upon our financial condition, capital requirements, earnings, and other factors deemed relevant by our board of directors.

Our Board of Directors may use anti-takeover provisions or issue stock to discourage control contests.

        We have implemented anti-takeover provisions or provisions that could have an anti-takeover effect, including advance notice requirements for director nominations and stockholder proposals. These provisions, and others that the Board of Directors may adopt hereafter, may discourage offers to acquire us and may permit our Board of Directors to choose not to entertain offers to purchase us, even if such offers include a substantial premium to the market price of our stock. Therefore, our stockholders may be deprived of opportunities to profit from a sale of control.

PRICE RANGE OF COMMON STOCK

        Our common stock is traded on the NASDAQ Global Select market under the symbol "AFAM." The following table sets forth the high and low sales prices per share of our common stock as reported on NASDAQ for our two most recent fiscal years and for the recent portion of our current fiscal year.

	Common stock High	Common stock Low
Fiscal Year 2017
First Quarter (through January 19, 2017)	$48.05	$43.70
Fiscal Year 2016
First Quarter	$42.27	$34.08
Second Quarter	44.08	36.29
Third Quarter	44.64	35.21
Fourth Quarter	44.85	36.21
Fiscal Year 2015
First Quarter	$45.93	$28.10
Second Quarter	49.71	36.02
Third Quarter	50.48	38.52
Fourth Quarter	45.17	37.03

        The foregoing table shows only historical comparisons. These comparisons may not provide meaningful information to you in determining whether to purchase shares of our common stock. You are urged to obtain current market quotations for our common stock and to review carefully the other information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus.

        On January 19, 2017, the closing price of our common stock was $46.15 per share. There were 10,412,223 shares of our common stock outstanding and 286 holders of our common stock as of January 16, 2017.

DIVIDEND POLICY

        We do not regularly pay, nor do we intend to pay dividends. Our board of directors declared a special cash dividend of $2.00 per common share to shareholders of record on December 20, 2012. Any future determination to pay cash dividends will be at the discretion of our board of directors, subject to applicable limitations under Delaware law, and will be dependent upon our results of operations, financial condition, contractual restrictions and other factors deemed relevant by our board of directors.

 USE OF PROCEEDS

        We expect to receive net proceeds from this offering of approximately $125.5 million, or approximately $144.3 million if the underwriters' over-allotment option is exercised in full, after deducting the estimated underwriting discounts and commissions and our estimated offering expenses.

        We expect to use the proceeds of this offering to repay obligations under the Revolving Credit Facility, of which approximately $128 million was drawn on December 30, 2016 to finance the CHS Home Health Acquisition and related fees and expenses. As of January 13, 2017, indebtedness under the Revolving Credit Facility bore interest at a rate of 3.55%, with a maturity date of December 4, 2021. Use of the proceeds of this offering to reduce obligations under the Revolving Credit Facility are expected to increase amounts available under our credit agreement from $78.6 million at January 13, 2017 to $204.1 million after completion of this offering.

        Affiliates of certain of the underwriters are lenders under our Revolving Credit Facility and will receive a portion of the net proceeds from this offering in the form of the repayment of borrowings under such facility. See "Underwriting (Conflicts of Interest)."

 CAPITALIZATION

        The following table sets forth our capitalization as of September 30, 2016:

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  on an actual basis; and

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  on an as adjusted basis to give effect to (i) the sale of 3,000,000 shares of our common stock in this offering (assuming no exercise of the underwriters' option to purchase additional shares), resulting in net proceeds to us of $125.5 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, (ii) the expected application of the net proceeds of this offering as described under "Use of Proceeds" in this prospectus supplement, and (iii) the consummation of the CHS Home Health Acquisition and related borrowings under our Revolving Credit Facility, as if each of these transactions had occurred on September 30, 2016.

        You should read this table in conjunction with "Use of Proceeds" in this prospectus supplement and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes thereto included in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q incorporated by reference into this prospectus supplement.

	As of September 30, 2016
	Actual	Pro Forma as Adjusted for this Offering and the Transaction
Cash and cash equivalents	$6,368	$6,368

Debt:
Revolving Credit Facility(1)	$133,824	$142,422
Seller Notes	12,500	12,500
Less: Deferred financing costs	(950)	(4,213)

Total debt	145,374	150,709
Stockholders' Equity
Preferred stock, par value $0.05; authorized 2,000 shares; none issued or outstanding	—	—
Common stock, $0.10 par value; 25,000,000 shares authorized; shares outstanding (actual): 10,489,108, (as adjusted for this offering): 13,489,108	1,050	1,350
Treasury stock, 115,910 shares, at cost; 115,910 (as adjusted for this offering)	(3,214)	(3,214)
Additional paid in capital	140,351	265,541
Retained earnings	157,416	157,416

Total stockholders' equity	295,603	421,093

Total capitalization	$440,977	$571,802

(1)
—On December 30, 2016, we borrowed approximately $128 million under the Revolving Credit Facility to finance the CHS Home Health Acquisition and related fees and expenses. As of January 13, 2017, we had net debt of $256.7 million and after outstanding letters of credit and giving effect to this offering and use of proceeds, we would have had approximately $204.1 million available for borrowing under the Revolving Credit Facility.

 COMPANY OVERVIEW

        Almost Family, Inc. ("Almost Family" or the "Company") is a leading provider of cost efficient, high quality home healthcare care services and related innovations to drive savings for payors and improve patient outcomes and experience. Our company, founded in 1976, operates over 340 locations across 26 states. For fiscal 2015, we generated revenue and Adjusted EBITDA of $532.2 million and $43.9 million, respectively, and for the nine months ended September 30, 2016 we generated revenue and Adjusted EBITDA of $470.1 million and $40.5 million, respectively. For a reconciliation of Adjusted EBITDA to net income, "Summary Historical Consolidated Financial Information."

        The Company operates through three reportable segments:

Visiting Nurse Services ("VN")

        Our VN segment provides a comprehensive range of Medicare-certified home health nursing services to patients in need of recuperative care, typically following a period of hospitalization or care in another type of inpatient facility. Our patients are referred to us by their physicians or upon discharge from a hospital or other type of in-patient facility. We operate 242 Medicare-certified home health branches and 16 hospice branches for a total of 258 locations. In the fiscal year ended January 1, 2016, approximately 94% of our visiting nurse segment revenues were derived from the Medicare program.

        Our Visiting Nurse segment provides a comprehensive range of Medicare-certified home health nursing services. We receive payment from Medicare, Medicaid and private insurance companies. Our professional staff includes registered nurses, licensed practical nurses, physical, speech and occupational therapists, and medical social workers. They fulfill medical treatment plans prescribed by physicians. Our professional staff is subject to state licensing requirements in the particular states in which they practice. Para-professional staff members (primarily home health aides) also provide care to these patients.

        Our Visiting Nurse segment operations located in Florida normally experience higher admissions during the first quarter and lower admissions during the third quarter than in the other quarters due to seasonal population fluctuations. This segment generated 75% of our revenue for 2015, and 70% of our revenue for the nine months ended September 30, 2016.

Personal Care Services ("PC")

        Our PC segment provides services in patients' homes primarily on an as-needed, hourly basis, including personal care, medication management, meal preparation, caregiver respite and homemaking. These services (generally provided by para-professional staff such as home health aides) are generally of a custodial rather than skilled nature. Generally, PC revenues are generated on an hourly basis. We currently operate 82 Personal Care locations. This segment generated 24% of our revenue for 2015, and 26% of our revenue for the nine months ended September 30, 2016.

Healthcare Innovations ("HCI")

        Our HCI segment was created to house developmental activities outside the traditional home health business platform. These activities are intended ultimately, whether directly or indirectly, to benefit our patients and payors through the enhanced provision of home health services. HCI activities all share a common goal of improving patient experiences and quality outcomes, while lowering costs. These include, but are not limited to: technology, information, population health management, risk-sharing, assessments, care coordination and transitions, clinical advancements, enhanced patient engagement and informed clinical decision making. We believe these activities help us discover valuable insight and experiences that would not otherwise be gained in the routine operation of our core home health business segments. Further, we believe these innovation activities, will play an important role as we strive to collaborate with policy makers, payors, providers, and anyone who assumes financial risk for managing patient populations, to seek to reduce costs, and improve quality by providing increasingly more care for more patients in their homes. This segment generated 1% of our revenue for 2015, and 4% of our revenue for the nine months ended September 30, 2016.

        As discussed further below, the HCI segment now includes: a) Imperium Health Management, LLC ("Imperium"), an ACO enablement company, b) an investment in NavHealth, Inc. ("NavHealth"), a population-health analytics company, c) Ingenios Health Co. ("Ingenios"), a Nurse-Practitioner-oriented and mobile technology-enabled health risk assessment company primarily serving managed care organizations; and d) Long Term Solutions, Inc. ("LTS"), an in-home assessment company serving the long-term care insurance industry.

        Some of these initiatives are highly speculative and have been made in development stage enterprises. There can be no assurance that we will receive any return on, or of, the capital we invest in these ventures. However, we believe these activities already have, and will continue to help us, discover valuable insights and experiences we would not otherwise gain in the routine operation of our core home health business segments. These endeavors are part of a growing number of care-related innovations and reforms. We expect more will be attempted over the next several years.

Imperium

        Imperium's purpose is to assist independent primary care physician practices in establishing and successfully operating Accountable Care Organizations ("ACOs") first made possible by 2010's Affordable Care Act. Through improved care management, in a coordinated effort led by primary care physicians, with nurses and home health agencies using evidence-based clinical standards, we seek to reduce avoidable hospitalizations, emergent care, and non-impactful health care services. We seek to work together with primary care physicians to manage high-cost patients in lower-cost settings, with a goal of generating, and sharing in, savings to the Medicare program. By linking physicians with home health care through the ACO vehicle we seek to deliver meaningful savings to the healthcare system and participate in a share of those savings under the Medicare Shared Savings Program ("MSSP") and such other similar models as may evolve in the future.

        In the past year, Imperium has rapidly expanded its customer base growing from 3 ACOs under contract in 2013, to 7 in 2014, 11 in 2015, 14 in 2016 and 15 in 2017. In terms of covered Medicare beneficiaries, Imperium has grown from 23,000 in 2013, to 45,000 in 2014 and 85,000 in 2015, 124,000 in 2016 and now has 142,000 in 2017. While we intend to work together toward the development of additional ACO relationships in markets in which Almost Family also provides home health services, Imperium also currently has, and will continue to seek, ACO customers in other service territories. We own 72% of Imperium and consolidate its result in our financial statements. We report a provision for noncontrolling interests (NCI) to reflect the income or losses attributable to the 28% interest that we do not own. Additionally, due to certain put-call arrangements we also reflect a mandatorily redeemable noncontrolling interest amount of $2.3 million related to Imperium between the liability and equity sections of our balance sheet.

        CMS announced the first year financial reconciliation and quality performance results for ACOs in September of 2014, in which, fifty-three ACOs generated shared savings during their first performance year ended December 31, 2013. ACOs that generated savings earned a performance payment, if they met the quality standard. CMS announced the third year results in August of 2016. An Imperium serviced ACO received an MSSP payment in the first, second, and third CMS results. Imperium received its share of $4.3 million in 2016 for 2015 services, $1.4 million in 2015 for 2014 services and $1.6 million in 2014 for 2013 services. There can be no assurance that future payments will be made by CMS, the structure of MSSP payments will remain as currently deployed, or that an MSSP payment will be received in 2017 related to our 2016 services or any future period.

NavHealth

        NavHealth is a development-stage enterprise whose business plan is focused on the development of technology-based tools designed to help health systems anticipate and inform a patient's journey through the health care system. Among its other objectives, NavHealth seeks to develop and market a software platform designed to assist health care providers, managed care organizations and insurers in their efforts to aggregate patient data from various sources, improve patient engagement, satisfaction and outcomes and lower the overall cost of healthcare delivery. We are co-invested in NavHealth with founders Aneesh Chopra and Hunch Analytics which Chopra co-founded with Sanju Bansal. Mr. Bansal is the co-founder and former COO of MicroStrategy (MSTR), a worldwide provider of enterprise software for cloud business intelligence and big data services. We made an initial $1 million noncontrolling investment in NavHealth on January 29, 2015 and may, at our option, invest another $1 million. We account for this non-controlling investment under the cost method.

Ingenios Health Co.

        Ingenios Health Co. ("Ingenios") is a provider of technology enabled in-home clinical assessments for Medicare Advantage, Managed Medicaid and Commercial Exchange lives in seven states and Washington, D.C. We believe new health assessment capabilities provide the key element in the evolution of improved care planning and delivery as healthcare delivery and reimbursement models evolve.

Long-Term Solutions

        On January 5, 2016, we acquired Long Term Solutions, Inc. ("LTS"). See "Acquisitions" for additional information. LTS performs in-home nursing assessments for the long-term care insurance industry. LTS also provides a suite of planning and support services to insurance companies, employers and direct to individuals and families throughout the United States. LTS, through its network of thousands of assessment service partners provides assessments in all 50 U.S. states and a number of foreign countries. LTS estimates that the majority of its assessments result in the patient ultimately receiving home health, assisted living or skilled nursing care in accordance with their long-term care insurance benefits.

        The American Association for Long-Term Care Insurance ("AALTCI") estimates that the industry paid over $7.5 billion in claims covering 273,000 beneficiaries across the US in its most recently studied year and that over two thirds of all newly-opened long term care insurance claims paid for care in the home or in an assisted living community setting. The AALTCI also reported total benefit payments increased by 13 percent and the number of long term care insurance policyholders on claim grew 3.4 percent. According to the National Association of Insurance Commissioners ("NAIC") the top 100 plans in the US cover 7.2 million lives.

Industry Overview

        Home health industry participants provide home nursing, rehabilitation and personal care services to patients delivered outside a conventional hospital setting. As a primary discharge destination for acute care patients and of significantly lower cost than other post-acute settings, home health care is expected to expand rapidly in the coming years. Comparatively, the estimated cost per day in a home health setting is $150 versus $325 in a nursing home, or $1,500 in a hospital setting. Through the continued shift to value-based care, as well as an increasingly aging U.S. population, the home health sector is expected to experience significant tailwinds.

        Volumes are shifting to home health providers from higher cost post-acute settings given home health provides a cost-effective alternative to facility-based care with no discernable change in outcomes for most patients. This is evidenced by a 4% decline in hospital inpatient stays over the last 5 years. We believe further volume expansion will occur as bundled payments and government initiatives focused on increased care coordination reduce costs incurred within acute settings.

        The primary source of industry revenues are Medicare and Medicaid programs. We believe the industry is highly fragmented, and with no market participant holding significant market share in the US.

Acquisition of Home Health and Hospice Segment of Community Health Systems

Transaction overview

        On December 31, 2016, we completed the acquisition of the home health segment of Community Health Systems, Inc. ("CHS Home Health"). Under the Purchase Agreement, Almost Family purchased 80% of Community Home Health, which is comprised of 74 existing home health agencies and 15 hospice operations from CHS for $128.0 million. The transaction is a joint venture with CHS owning the remaining 20%.

CHS Home Health Joint Venture Overview

        Community Health Systems, Inc.("CHS") (NYSE: CYH) is one of the largest publicly-traded hospital companies in the United States and a leading operator of general acute care hospitals in communities across the country. CHS Home Health, which includes the former home health and hospice operations of CHS, provides in-home outpatient care services, including skilled nursing and acute care. CHS Home Health's operations are located primarily in the Midwest and Southern United States with a major presence in Tennessee, Florida and Texas near existing CHS hospitals. The home health business consists of 74 separate home health agencies across 22 states and the hospice business consists of 15 separate hospice agencies across 7 states. In April of 2016, CHS completed the spinoff of 38 hospitals into a separate, independent company called Quorum Health Corp. In the aggregate, CHS Home Health's hospital affiliations with CHS and Quorum produce about one-third of its home health revenues. CHS Home Health generated revenue of approximately $188.8 for 2015, and $138.8 for the nine months ended September 30, 2016. Inclusive of annual cost synergies of $10—$12 million, CHS Home Health would have generated EBITDA margins in the range of 12% to 13%.

        We believe the CHS Home Health Acquisition will result in compelling financial and strategic benefits to Almost Family, including opening up new revenue streams, driving incremental revenue growth and expanding margins. Additional strategic rationale includes:

  •
  Enhanced scale—The CHS Home Health Acquisition has resulted in our Company moving up in rank from the fourth largest to the third largest Medicare home health provider in the nation by bringing together two operators with a complementary service and geographic offering. In addition, we anticipate potential cost savings through the elimination of duplicated services and other anticipated synergies.

  •
  Embedded joint venture expansion—We believe the combination will form a leading home health-hospital joint venture, bringing Almost Family and CHS together. Under the terms of the joint venture agreement, Almost Family and CHS will collaborate on opportunities to expand CHS Home Health's footprint of affiliated home health-hospital operations through the potential to acquire or start up additional agencies throughout the country. Specifically, the 63 hospitals operated by CHS that have no affiliated home health agencies offer an opportunity for potential long term growth.

  •
  Joint venture "know-how" and alternate payment opportunities—Joint ventures are increasingly becoming an important "go-to market" strategy in post-acute healthcare. Having a track record of setting up and successfully executing joint ventures in post-acute healthcare is an important differentiator in establishing new joint ventures with health systems. Additionally, CHS Home

    Health provides for greater clinical alignment between health systems and home health providers allowing for earlier identification of appropriate patients.

  •
  Geographic diversification—The transaction significantly increased our geographic diversification and further reduces our dependence and exposure to any single state. After the CHS Home Health Acquisition, our home health operations now service patients in 26 states. Our exposure to Florida is expected to reduce from 25% of revenues in 2016 to approximately 19% of revenues in 2017.

Joint Venture overview

        The CHS Home Health transaction is structured as a joint venture (the "JV") with Almost Family owning 80% and CHS retaining a 20% stake. The JV is maintained and managed by Almost Family as a separate legal entity with a separate line-management organization, led by CHS' former home health management team. Almost Family provides a full-range of home office management services under an ever-green management services agreement and, in return, receives a management fee of 5% of the JV's annual revenue. The JV operations management team remained in-place in Franklin, TN, in order to provide continuity. With the exception of the separate management team that runs day-to-day operations, the JV receives the support and integration of home office functions.

        In addition to the JV operating agreement between CHS and Almost Family, CHS entered into affiliation and license agreements with the JV. The affiliation agreement provides for continued affiliation between the CHS hospitals and the home health agencies with a particular focus on care-coordination for the benefit of patients and referral sources who choose to use the JV agencies for their home health and hospice needs. The license agreement permits each home health agency to continue to operate under the CHS hospital tradenames to maintain cohesive presentation to the marketplace as part of the hospitals' post-acute care continuum.

(1)
Inclusive of $11.0 mm of anticipated cost savings post close, excludes pro forma effect of other Almost Family acquisitions. See "Summary Unaudited Pro Forma Condensed Consolidated Financial Information."

        Additionally, the Company has negotiated broad and essentially unlimited express indemnifications from CHS for fundamental representations, compliance/reimbursement, taxes, malpractice and personal injury and employment matters.

        CHS Home Health has a board of five managers, four appointed by Almost Family and one appointed by CHS. Certain matters, including the sale of the business, acquisitions by CHS Home Health, change of business lines and annual operating budgets, among others, will require "super-majority" approval. CHS Home Health's Operating Agreement includes a dispute resolution process, ending in binding arbitration if necessary to break deadlocks. Almost Family will fund the working capital needs of CHS Home Health, and any amounts outstanding at CHS Home Health or intercompany loans must be repaid before any distributions to owners can be made.

Financing overview

        On December 5, 2016, we entered into an amended and restated credit agreement with JPMorgan Chase Bank, N.A., as Administrative Agent and other lenders (the "Credit Agreement"). The Credit Agreement provided for a revolving credit facility under which $350 million became available at the time of the CHS Home Health Acquisition (the "Revolving Credit Facility"). The Revolving Credit Facility provides that up to $150.0 million may become available as future borrowings, upon our further request and approval by a lender or lenders willing to extend such borrowings. Borrowings (other than letters of credit) under the Revolving Credit Facility generally will bear interest at a varying rate equal to the London Interbank Offered Rate (LIBOR) plus a margin which varies from 1.50% to 2.75%, depending on our leverage ratio.

        The Revolving Credit Facility has a maturity date of December 4, 2021 and is secured by substantially all our assets and the assets and stock of our subsidiaries. As of January 13, 2017, the Company's net debt position was $256.7 million, while outstanding letters of credit totaled $11.3 million. We expect to use the proceeds of this offering to reduce obligations under the Revolving Credit Facility, which will result in availability under the Revolving Credit Facility of approximately $204.1 million and thereby increase total capital available for the Company's continued pursuit of our acquisition strategy.

Our Competitive Strengths

        We provide customized rehabilitation and personal care services for senior populations in their homes, and drive innovation to enhance use of home health services to lower costs and improve patient outcomes. In order to do so, we leverage certain of our core competitive strengths, which include:

Experienced provider of high quality patient care

        We believe our company provides high quality home health services to patients and their families, delivering a practical and affordable solution. The Medicare star rating system is the most comprehensive measurement of clinical quality, summarizing performance across several processes of care and outcome measures. On a combined basis Almost Family and CHS Home Health have an average star rating of 3.4.

Cost-efficient delivery model

        We provide care for patients in home-based settings, which we believe reduces the need for higher-cost, facility-based settings. Our scale and sophistication enables investment in innovation and customized clinical protocols, which we believe creates efficiencies that enable delivery of care at lower costs, generating savings to the system.

Differentiated technology embedded in our HCI segment

        We believe our HCI segment capabilities differentiate us from our competitors by extending our knowledge and expertise beyond care delivery into industry-leading technology solutions. Additionally, we believe our HCI capabilities help us discover valuable insights and experiences that would not otherwise be gained in the routine operation of our core home health business segments. We believe our differentiated use of technology, information, assessments, care coordination, and clinical advancements enhance patient engagement and clinical decision making.

Track record of executing strategic growth

        We believe our management team is differentiated by our ability to execute a strategic vision that has driven robust growth, supported by growth in revenue from $298 million in 2009 to $532 million in 2015, implying a CAGR of 10.2%, despite Medicare reimbursement rate cuts in 5 of the previous 6 years. We believe that our historical M&A experience, which includes acquisition and integration of 14 companies (excluding CHS Home Health) since April 2011, positions the Company to execute further growth enhancing transactions in the future, capitalizing on our ability to derive cost savings from each transaction.

Expertise with innovative payment models

        We collaborate with policy makers, payors, providers, and risk managers in an effort to reduce systemic costs, driving patient care to the home. We believe these developmental activities benefit patients and payors by improving patient experiences and increasing quality outcomes while concurrently increasing home health volume. We believe these capabilities allow us to adapt to population health management, risk sharing, and yet-to-be determined payment methodologies.

Our Strategy

        We intend to capitalize on our position of strength as a scaled, innovative and partnership oriented home health provider to grow faster than the market organically, and further enhance our growth through business development activities and strategic relationships with payors and health systems. Over the next three to five years we believe we can accomplish the following:

Deliver core market growth

        We believe we can build upon our track record of delivering meaningful same store sales growth through the provision of the highest quality patient care, in our cost-efficient model, while maintaining the highest standard of care. These capabilities allow us to successfully pursue additional referral relationships with physicians, government agencies, and acute care providers, and continue to gain market share in our existing markets.

Maintain commitment to cost-efficiency

        Focus on maintaining low operating costs, while continuing to provide high quality patient care, by improving the productivity of our work force through improved monitoring, tighter controls, workflow automation, use of technology and other opportunities for efficiency gains; Maintain our highly flexible cost structure as we adapt to a changing reimbursement landscape

Expand health system joint ventures

        Joint ventures are increasingly becoming an important "go-to-market" strategy. We intend to capitalize on our expanding expertise and health system relationships to form home health joint ventures in new and existing markets.

Build scale through de novo development and selective acquisitions

        We are focused on expanding our platform through the startup of new agencies, selective acquisitions of quality home health providers, and by providing new services to patients' homes consistent with our Senior Advocacy mission; This enhanced scale will allow us to leverage our cost structure across additional sources of revenue and enhance our negotiating power with third party payors.

Develop strategic relationships to provide further upside opportunities

        We will continue to develop value-add services to become a preferred provider and/or partner for ACO and shared savings arrangements. We intend to leverage our strategic payer relationships for to develop new opportunities for growth. We will leverage our industry position and perspective to assist regulators with policy development.

Invest in technology to drive efficiency gains

        We plan to strategically invest in our Healthcare Innovation segment in support of its mission to find solutions for effective, efficient and appropriate delivery of homecare

Acquisitions

        The Company has completed several acquisitions over the past three years and will continue to seek to acquire other quality providers of Medicare-certified home health and/or personal care services, along with making investments in healthcare innovators through our Healthcare Innovations segment.

        Factors which may affect future acquisition decisions include, but are not limited to, the quality and potential profitability of the business under consideration, and our profitability and ability to finance the transaction.

2017 Acquisitions

        On December 31, 2016, the first day of our 2017 fiscal year, we acquired an 80% controlling interest in the entity holding the home health and hospice assets of Community Health Systems, Inc. (NYSE: CYH) (CHS) (referred to herein as CHS Home Health). CHS Home Health, a provider of skilled home health and hospice services, currently operates 74 home health and 15 hospice branch locations in 22 states. With the completion of this transaction, Almost Family now operates 340 branches across 26 states. For more information, see "Company Overview—CHS Home Health Joint Venture Overview." The purchase price of $128 million was funded through borrowings on the Company's Revolving Credit Facility. CHS Home Health's post acquisition operating results will be reported in our VN segment. Pro Forma financial information related to the CHS Home Health Acquisition was filed on Form 8-K with the SEC on November 23, 2016 and has been incorporated by reference into this offering.

2016 Acquisitions

        On January 5, 2016, we acquired 100% of the equity of LTS for a purchase price of $37 million, funded through borrowings on the Company's bank credit facility, seller notes and issuance of the Company's common stock. LTS's post acquisition operating results will be reported in our Healthcare Innovations business segment. For more information about LTS, see "Company Overview—Healthcare Innovations."

        On January 5, 2016, we purchased the assets of a Medicare-certified home health agency owned by Bayonne Visiting Nurse Association ("Bayonne") located in New Jersey. Bayonne's post-acquisition operating results will be reported in our VN segment.

2015 Acquisitions

        On November 5, 2015, we acquired the stock of Black Stone Operations, LLC ("Black Stone"). Black Stone is a provider of in-home personal care and skilled home health services in western Ohio and operates under the name "Home Care by Black Stone." The purchase price of $40 million was funded through borrowings on the Company's bank credit facility, seller notes and issuance of the

Company's common stock. Black Stone's post acquisition operating results are reported in our VN and PC segments.

        On July 22, 2015, we acquired 100% of the equity of Ingenios for approximately $11.4 million of the Company's common stock plus $2 million in cash. The post-acquisition operating results of Ingenios are reported in our Healthcare Innovations business segment. For more information about Ingenios, see "Company Overview—Healthcare Innovations."

        On August 29, 2015, we acquired 100% of the equity of Bracor, Inc. (dba "WillCare"). Willcare, based in Buffalo, NY, owned and operated VN and PC branch locations in New York (12) and Connecticut (1). The purchase price was approximately $50.8 million. The transaction was funded by borrowings under the Company's bank credit facility. WillCare's New York and Connecticut post acquisition operating results are reported in our VN and PC segments.

        On March 1, 2015, we acquired the stock of WillCare's Ohio operations for $3.0 million. WillCare's Ohio post acquisition operating results are reported in our VN and PC segments.

        On January 29, 2015, we acquired a noncontrolling interest in a development stage analytics and software company, NavHealth. For more information about NavHealth, see "Company Overview—Healthcare Innovations."

2014 Acquisitions

        During 2014, we completed a small acquisition using cash on hand to expand existing VN segment operations in Kentucky.

2013 Acquisitions

        On December 6, 2013, we acquired the stock of Omni Home Health Holdings, Inc. ("SunCrest"). The total purchase price was $76.6 million. The transaction was funded primarily from borrowings from our senior secured revolving credit facility and cash on hand. SunCrest's post acquisition operating results are included in our VN segment and our PC segment.

        On October 4, 2013, we acquired a controlling interest in Imperium. We acquired 61.5% interest for a total of $5.8 million. The transaction was funded with cash on hand. Imperium's post acquisition operating results are included in our Healthcare Innovations segment. For more information about Imperium, see "Company Overview—Healthcare Innovations."

        On July 17, 2013, we acquired the assets of the Medicare-certified home agencies owned by Indiana Home Care Network ("IHCN"). IHCN operated six home health agencies primarily in northern Indiana. The total purchase price was $12.5 million and was funded with cash on hand and Almost Family, Inc. common stock. ICHN's post acquisition operating results are reported in our VN segment.

Corporate Information

        Almost Family, Inc. is headquartered in Louisville, Kentucky and was incorporated in 1976. Our principal office is located at 9510 Ormsby Station Road, Suite 300, Louisville, Kentucky 40223, and our telephone number is (502) 891-1000. Our website is www.almostfamily.com. The information on, or accessible through, our website is not part of this prospectus supplement or the accompanying prospectus and should not be relied upon in connection with making any investment decision with respect to the securities offered by this prospectus supplement and the accompanying prospectus.

MANAGEMENT

Executive Officers and Directors

        The following table sets forth certain information with respect to our executive officers and directors.

Name	Age	Position or Office
William B. Yarmuth	64	Chairman of the Board and Chief Executive Officer
C. Steven Guenthner	56	President and Principal Financial Officer
Patrick T. Lyles	55	Senior Vice President—Administration
Daniel J. Schwartz	50	Senior Vice President—Chief Operating Officer
John L. Shermyen	63	Senior Vice President—Healthcare Innovations
Rajneesh Kaushal	56	Senior Vice President—Chief Clinical Officer
Steven B. Bing	69	Director
Donald G. McClinton	83	Director
Tyree G. Wilburn	64	Director
Jonathan D. Goldberg	65	Director
W. Earl Reed, III	65	Director
Henry M. Altman, Jr.	80	Director

        William B. Yarmuth.    Mr. Yarmuth has been a director and officer of the Company since 1991. Mr. Yarmuth became Chairman and Chief Executive Officer in 1992; he also served as President until the appointment of Steve Guenthner as President in 2012. Mr. Yarmuth has served as a member of the board of directors of Industrial Services of America, Inc. since June 2014.

        C. Steven Guenthner.    Mr. Guenthner has been President and Principal Financial Officer since June of 2012. Mr. Guenthner served as Senior Vice President and Chief Financial Officer of the Company for twenty years. From 1983 through 1992, Mr. Guenthner was employed as a C.P.A. with Arthur Andersen LLP.

        Patrick T. Lyles.    Mr. Lyles joined the Company as Senior Vice President Planning and Development in 1997 and now serves as Senior Vice President—Administration. Before joining the Company, Mr. Lyles was Vice President Development for the Kentucky Division of Columbia/HCA, a position he had held since 1993. Mr. Lyles' experience also includes 8 years with Humana Inc. in various financial and hospital management positions.

        Daniel J. Schwartz.    Mr. Schwartz joined the Company as Senior Vice President—Operations in April 2013 and now also serves as Chief Operating Officer. Mr. Schwartz's healthcare operations management experience includes previously serving as Chief Operating Officer of Addus Healthcare, Inc. from January 2011 until November 2012; owner of New Paradigm Senior Services, LLC from April 2010 until January 2011; and Senior Vice President—North American Operations for Sunrise Senior Living, Inc. from 2006 until April 2010. Mr. Schwartz served Sunrise Senior Living, Inc. a total of 15 years. Mr. Schwartz also served as chief operating officer of New Perspective Senior Living from November 2012 until joining the Company.

        John L. Shermyen.    Mr. Shermyen joined the Company in July 2015 and was appointed as Senior Vice President—Healthcare Innovations in May 2016. Mr. Shermyen's healthcare experience includes previously serving as Chairman and Chief Executive Officer of Ingenios Health from October 2012 until its acquisition by the Company in July 2015. Before Ingenios, Mr. Shermyen served as Chief Executive Officer of LLM Acquisition Corp, a special purpose acquisition corporation, beginning May 2010.

        Rajneesh Kaushal.    Rajneesh Kaushal joined the Company as Senior Vice President in October 2011 and now also serves as Chief Clinical Officer. In 2006 Mr. Kaushal joined Guardian Home Care Holdings as Executive Vice President and Chief Clinical Officer. Mr. Kaushal served in the same capacity for AccentCare, a national home health care company, which merged with Guardian Home Care Holdings in December 2010 until he joined the Company. Mr. Kaushal's experience also includes hospital and post-acute care geriatrics.

        Steven B. Bing.    Mr. Bing was elected a director in 1992. Beginning in 2012, Mr. Bing has served as Executive Director with the Kentucky Public Health Association, Inc. and The Kentucky Health Departments Association. From 2005 to 2011, Mr. Bing served as Senior Vice President Business Development for National Rural Telecommunications Cooperative, a large member owned cooperative in Herndon, Virginia, serving in excess of 1,200 telephone and electric cooperatives across the country. He is also a director of various closely-held business entities. From 1999 to 2007, Mr. Bing served with Prosperitas Investment Partners, L.P., a private investment company located in Louisville, Kentucky, most recently as its Chief Operating Officer. On January 4, 2007, the U.S. District Court for the Western District of Kentucky appointed the U.S. Small Business Administration as Receiver of Prosperitas Investment Partners, L.P. Mr. Bing brings to the Board operational achievement outside of the healthcare industry. His business successes provide the Board with business acumen in a diversity of fields.

        Donald G. McClinton.    Mr. McClinton was elected a director in 1994. Mr. McClinton was President and part owner of Skylight Thoroughbred Training Center, Inc., a thoroughbred training center, until 2002, when it was sold. From 1986 to 1994, Mr. McClinton was co-chairman of Interlock Industries, a privately held conglomerate in the metals and transportation industries. Mr. McClinton has served on the board of directors of Jewish Hospital Healthcare Systems for over 25 years. Mr. McClinton brings healthcare industry experience and an entrepreneurial spirit to the Board. His service on the board of directors of a regional healthcare network and his experience as an owner of both a thoroughbred training center and a manufacturing/transportation company provides the Board a broad mixture of success.

        Tyree G. Wilburn.    Mr. Wilburn was elected a director in 1996. Since 2002, Mr. Wilburn has served as Managing Partner of The Yearling Funds, which he co-founded. The Yearling Funds are venture capital funds focused on investing in early stage companies. From 2002-2012, Mr. Wilburn was Chairman of the Board and Chief Executive Officer of Merit Health Systems, LLC, a private equity backed hospital management company. He led the successful sale of the company in 2012. Mr. Wilburn was a private investor from 1996 to 2002. From 1992 to 1996, Mr. Wilburn was Chief Development Officer of Community Health Systems, Inc. (NYSE:CYH), and, most recently, Executive Vice President and Chief Financial and Development Officer and CEO-elect. In 1996 he led the successful go-private sale of Community Health Systems to Forstmann Little. From 1974 to 1992, Mr. Wilburn was with Humana Inc. where he held senior and executive positions in mergers and acquisitions, finance, planning, hospital operations, audit and investor relations. He is also a director of several private companies. Mr. Wilburn brings to the Board a thorough understanding of the healthcare industry outside of the Company. His experience in all facets of hospital management gives the Company knowledge of various other aspects of our customer's needs and our competitive environment.

        Jonathan D. Goldberg.    Mr. Goldberg was elected a director in 1997. Mr. Goldberg is the managing partner of the law firm of Goldberg and Simpson in Louisville, Kentucky, and has served in that capacity since 1991. Mr. Goldberg's legal background brings a different perspective to the Board. His expertise in labor, employment and business law provides the Board important regulatory and governance experience.

        W. Earl Reed, III.    Mr. Reed was elected a director in 2000. Currently, Mr. Reed is President and Chief Executive Officer of Springstone, LLC, a private equity sponsored owner operator of psychiatric hospitals and has served in that capacity since 2010. From 1998 to 2010, Mr. Reed served as Chief Executive Officer of The Allegro Group, a healthcare financial advisory firm that advises public and private healthcare organizations including providing interim management services. From August 2005 to September 2007, Mr. Reed served as Chief Executive Officer and Chairman of the Board of LifeCare Holdings, Inc., a privately owned operator of 18 long-term hospitals. Mr. Reed brings financial experience to the Board, particularly in the healthcare industry. Also, his leadership experience in the healthcare field adds depth to the Board's understanding of our industry.

        Henry M. Altman, Jr.    Mr. Altman was elected a director in 2004. Mr. Altman retired in 2002 following over 40 years of experience in public accounting, most recently as the president and managing director of Deming, Malone, Livesay & Ostroff CPA firm. He is currently the owner of Altman Consulting, an independent business consulting firm. Mr. Altman currently serves on the board of Passport Health Plan, of which he is Chair. In 2001, Mr. Altman was presented with the inaugural Kentucky Hospital Association Health Care Governance Award. Mr. Altman brings healthcare industry financial and governance experience to the Board. As a member of the board of directors of several healthcare industry organizations, Mr. Altman provides insight into the inter-workings of the industry as a whole.

 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
TO NON-U.S. HOLDERS

        The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership and disposition of our common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the "IRS"), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder of our common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our common stock.

        This discussion is limited to Non-U.S. Holders that hold our common stock as a "capital asset" within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder's particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

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  U.S. expatriates and former citizens or long-term residents of the United States;

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  persons subject to the alternative minimum tax;

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  persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

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  banks, insurance companies, and other financial institutions;

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  brokers, dealers or traders in securities;

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  "controlled foreign corporations," "passive foreign investment companies," and corporations that accumulate earnings to avoid U.S. federal income tax;

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  partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

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  tax-exempt organizations or governmental organizations;

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  persons deemed to sell our common stock under the constructive sale provisions of the Code;

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  persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

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  tax-qualified retirement plans; and

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  "qualified foreign pension funds" as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

        If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

        THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

        For purposes of this discussion, a "Non-U.S. Holder" is any beneficial owner of our common stock that is neither a "U.S. person" nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

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  an individual who is a citizen or resident of the United States;

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  a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

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  an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

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  a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more "United States persons" (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions

        As described in the section entitled "Dividend Policy," we do not anticipate declaring or paying dividends to holders of our common stock in the foreseeable future. However, if we do make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder's adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under "—Sale or Other Taxable Disposition."

        Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder of our common stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

        If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States.

        Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition

        A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

  •
  the gain is effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

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  the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

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  our common stock constitutes a U.S. real property interest ("USRPI") by reason of our status as a U.S. real property holding corporation ("USRPHC") for U.S. federal income tax purposes.

        Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

        Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

        With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of our common stock will not be subject to U.S. federal income tax if our common stock is "regularly traded," as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually and constructively, 5% or less of our common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder's holding period.

        Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

        Payments of dividends on our common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid

IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our common stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

        Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

        Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or "FATCA") on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a "foreign financial institution" or a "non-financial foreign entity" (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any "substantial United States owners" (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain "specified United States persons" or "United States-owned foreign entities" (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

        Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common stock, and will apply to payments of gross proceeds from the sale or other disposition of such stock on or after January 1, 2019.

        Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

UNDERWRITING

        We are offering the shares of common stock described in this prospectus through a number of underwriters. J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as joint book-running managers of the offering and as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Name	Number of Shares
J.P. Morgan Securities LLC	1,562,500
Merrill Lynch, Pierce, Fenner & Smith Incorporated	1,006,250
Capital One Securities, Inc.	143,750
Fifth Third Securities, Inc.	143,750
Regions Securities LLC	143,750

Total	3,000,000

        The underwriters are committed to purchase all the common shares offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

        The underwriters propose to offer the common shares directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $1.602 per share. After the initial offering of the shares to the public, the offering price and other selling terms may be changed by the underwriters. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

        The underwriters have an option to buy up to 450,000 additional shares of common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this option to purchase additional shares. If any shares are purchased with this option to purchase additional shares, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

        The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $2.67 per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

	Without option to purchase additional shares exercise	With full option to purchase additional shares exercise
Per Share	$2.67	$2.67
Total	$8,010,000	$9,211,500

        We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $8,010,000. We have also agreed to reimburse the underwriters for certain of their expenses in an amount up to $30,000.

        A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

        We have agreed that we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences of ownership of any shares of common stock or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise), in each case without the prior written consent of J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated for a period of 90 days after the date of this prospectus, other than the shares of our common stock to be sold hereunder and any shares of our common stock issued upon the exercise of options granted under our existing stock option plans.

        Our directors and executive officers have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, with limited exceptions, for a period of 90 days after the date of this prospectus, may not, without the prior written consent of J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such directors, executive officers, managers and members in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or publicly disclose the intention to make any offer, sale, pledge or disposition, (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933. We have also agreed to reimburse the underwriters for certain of their expenses. Our common stock is quoted on the Nasdaq Global Select Market under the symbol "AFAM."

        In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the underwriters' option to purchase additional shares referred to above, or may be "naked" shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

        The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

        These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the Nasdaq Global Select Market, in the over-the-counter market or otherwise.

        In addition, in connection with this offering certain of the underwriters (and selling group members) may engage in passive market making transactions in our common stock on the Nasdaq Global Select Market prior to the pricing and completion of this offering. Passive market making consists of displaying bids on the Nasdaq Global Select Market no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker's average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of these transactions. If passive market making is commenced, it may be discontinued at any time.

        Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Prospective Investors in the European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, no offer of shares of common stock may be made to the public in that Relevant Member State other than:

  A.
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  B.
  to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the underwriters; or

  C.
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive and each person who initially acquires any shares of common stock or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and the Company that it is a "qualified investor" within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive.

        In the case of any shares of common stock being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares of common stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares of common stock to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

        For the purposes of this provision, the expression an "offer to the public" in relation to any shares of common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares of common stock to be offered so as to enable an investor to decide to purchase shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression "Prospectus Directive" means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

Notice to Prospective Investors in the United Kingdom

        In the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are "qualified investors" (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order") and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons") or otherwise in circumstances which have not resulted and will not result in an offer to the public of the shares of common stock in the United Kingdom within the meaning of the Financial Services and Markets Act 2000.

        Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

Notice to Prospective Investors in Canada

        The shares of common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Switzerland

        The shares of common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange ("SIX") or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares of common stock or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

        Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares of common stock have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes ("CISA"). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre ("DIFC")

        This document relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority ("DFSA"). This document is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this document. The securities to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this document you should consult an authorized financial advisor.

        In relation to its use in the DIFC, this document is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

Notice to Prospective Investors in the United Arab Emirates

        The shares of common stock have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

Notice to Prospective Investors in Australia

        This prospectus supplement:

  •
  does not constitute a product disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the "Corporations Act");

  •
  has not been, and will not be, lodged with the Australian Securities and Investments Commission ("ASIC"), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act;

  •
  does not constitute or involve a recommendation to acquire, an offer or invitation for issue or sale, an offer or invitation to arrange the issue or sale, or an issue or sale, of interests to a "retail client" (as defined in section 761G of the Corporations Act and applicable regulations) in Australia; and

  •
  may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or Exempt Investors, available under section 708 of the Corporations Act.

        The shares of common stock may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the shares of common stock may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any shares of common stock may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the shares of common stock, you represent and warrant to us that you are an Exempt Investor.

        As any offer of shares under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the shares of common stock you undertake to us that you will not, for a period of 12 months from the date of issue of the shares of common stock, offer, transfer, assign or otherwise alienate those securities to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Notice to Prospective Investors in Japan

        The shares of common stock have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the shares of common stock nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any "resident" of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to Prospective Investors in Hong Kong

        The shares of common stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares of common stock has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

"WARNING

        The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice."

Notice to Prospective Investors in Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares of common stock may not be circulated or distributed, nor may the shares of common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the shares of common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

  (a)
  a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  (b)
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares of common stock pursuant to an offer made under Section 275 of the SFA except:

  (a)
  to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

  (b)
  where no consideration is or will be given for the transfer;

  (c)
  where the transfer is by operation of law;

  (d)
  as specified in Section 276(7) of the SFA; or

  (e)
  as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Notice to Prospective Investors in Bermuda

        Shares may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 of Bermuda which regulates the sale of securities in Bermuda. Additionally, non-Bermudian persons (including companies) may not carry on or engage in any trade or business in Bermuda unless such persons are permitted to do so under applicable Bermuda legislation.

Notice to Prospective Investors in Saudi Arabia

        This document may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations as issued by the board of the Saudi Arabian Capital Market Authority ("CMA") pursuant to resolution number 2-11-2004 dated 4 October 2004 as amended by resolution number 1-28-2008, as amended (the "CMA Regulations"). The CMA does not make any representation as to the accuracy or completeness of this document and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this document. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this document, you should consult an authorised financial adviser.

Notice to Prospective Investors in the British Virgin Islands

        The shares of common stock are not being, and may not be offered to the public or to any person in the British Virgin Islands for purchase or subscription by or on behalf of the Company. The shares of common stock may be offered to companies incorporated under the BVI Business Companies Act, 2004 (British Virgin Islands), "BVI Companies"), but only where the offer will be made to, and received by, the relevant BVI Company entirely outside of the British Virgin Islands.

Notice to Prospective Investors in China

        This prospectus supplement does not constitute a public offer of shares, whether by sale or subscription, in the People's Republic of China (the "PRC"). The shares of common stock are not being offered or sold directly or indirectly in the PRC to or for the benefit of, legal or natural persons of the PRC.

        Further, no legal or natural persons of the PRC may directly or indirectly purchase any of the shares of common stock or any beneficial interest therein without obtaining all prior PRC's governmental approvals that are required, whether statutorily or otherwise. Persons who come into possession of this document are required by the issuer and its representatives to observe these restrictions.

Notice to Prospective Investors in Korea

        The shares of common stock have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder (the "FSCMA"), and the shares of common stock have been and will be offered in Korea as a private placement under the FSCMA. None of the shares of common stock may be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder (the "FETL"). Furthermore, the purchaser of the shares of common stock shall comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the shares of common stock. By the purchase of the shares of common stock, the relevant holder thereof will be deemed to represent and warrant that if it is in Korea or is a resident of Korea, it purchased the shares of common stock pursuant to the applicable laws and regulations of Korea.

Notice to Prospective Investors in Malaysia

        No prospectus or other offering material or document in connection with the offer and sale of the shares of common stock has been or will be registered with the Securities Commission of Malaysia ("Commission") for the Commission's approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of common stock may not be circulated or distributed, nor may the shares of common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission; (ii) a holder of a Capital Markets Services Licence; (iii) a person who acquires the shares of common stock, as principal, if the offer is on terms that the shares of common stock may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding twelve months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding twelve months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission; provided that, in the each of the preceding categories (i) to (xi), the distribution of the shares of common stock is made by a holder of a Capital Markets Services Licence who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus supplement is subject to Malaysian laws. This prospectus supplement does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.

Notice to Prospective Investors in Taiwan

        The shares of common stock have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the shares of common stock in Taiwan.

Notice to Prospective Investors in South Africa

        Due to restrictions under the securities laws of South Africa, the shares of common stock are not offered, and the offer shall not be transferred, sold, renounced or delivered, in South Africa or to a person with an address in South Africa, unless one or other of the following exemptions applies:

  i
  the offer, transfer, sale, renunciation or delivery is to:

            (a)   persons whose ordinary business is to deal in securities, as principal or agent;

            (b)   the South African Public Investment Corporation;

            (c)   persons or entities regulated by the Reserve Bank of South Africa;

            (d)   authorised financial service providers under South African law;

            (e)   financial institutions recognised as such under South African law;

            (f)    a wholly-owned subsidiary of any person or entity contemplated in (c), (d) or (e), acting as agent in the capacity of an authorised portfolio manager for a pension fund or collective investment scheme (in each case duly registered as such under South African law); or

            (g)   any combination of the person in (a) to (f); or

  ii
  the total contemplated acquisition cost of the securities, for any single addressee acting as principal is equal to or greater than ZAR1,000,000.

        No "offer to the public" (as such term is defined in the South African Companies Act, No. 71 of 2008 (as amended or re-enacted) (the "South African Companies Act")) in South Africa is being made in connection with the issue of the shares of common stock. Accordingly, this document does not, nor is it intended to, constitute a "registered prospectus" (as that term is defined in the South African Companies Act) prepared and registered under the South African Companies Act and has not been approved by, and/or filed with, the South African Companies and Intellectual Property Commission or any other regulatory authority in South Africa. Any issue or offering of the shares of common stock in South Africa constitutes an offer of the shares of common stock in South Africa for subscription or sale in South Africa only to persons who fall within the exemption from "offers to the public" set out in section 96(1)(a) of the South African Companies Act. Accordingly, this document must not be acted on or relied on by persons in South Africa who do not fall within section 96(1)(a) of the South African Companies Act (such persons being referred to as "SA Relevant Persons"). Any investment or investment activity to which this document relates is available in South Africa only to SA Relevant Persons and will be engaged in South Africa only with SA relevant persons.

        No South African residents or offshore subsidiary of a South African resident may subscribe for or purchase any of the shares of common stock or beneficially own or hold any of the shares of common stock unless specific approval has been obtained from the financial surveillance department of the South African Reserve Bank (the "SARB") by such persons or such subscription, purchase or beneficial holding or ownership is otherwise permitted under the South African Exchange Control Regulations or the rulings promulgated thereunder (including, without limitation, the rulings issued by the SARB providing for foreign investment allowances applicable to persons who are residents of South Africa under the applicable exchange control laws of South Africa).

Conflicts of Interest

        Because affiliates of J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Fifth Third Securities, Inc. and Regions Securities LLC are lenders under the Revolving Credit Facility and will receive more than 5% of the net proceeds of this offering due to the repayment of a portion of the Revolving Credit Facility by us, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Fifth Third Securities, Inc. and Regions Securities LLC are deemed to have a "conflict of interest" under FINRA Rule 5121. Accordingly, this offering is being made in compliance with the requirements of Rule 5121. The appointment of a "qualified independent underwriter" is not required in connection with this offering as a "bona fide public market," as defined in Rule 5121, exists for our common stock. See "Use of Proceeds."

Other Relationships

        Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

        Specifically, affiliates of certain of the underwriters were agents and/or lenders under our previous credit facility, and affiliates of certain of the underwriters are agents and/or lenders under the Revolving Credit Facility. In addition, we have granted J.P. Morgan Securities LLC the right to participate in any public or private offering of securities by us or our affiliates relating to the CHS Home Health Acquisition, subject to certain limitations.

LEGAL MATTERS

        The validity of the securities offered hereby will be passed upon for us by Frost Brown Todd LLC, Louisville, Kentucky. Certain legal matters will be passed upon for the underwriters by Latham & Watkins LLP, New York, New York.

EXPERTS

        The consolidated financial statements of Almost Family, Inc. appearing in Almost Family, Inc.'s Annual Report on Form 10-K for the year ended January 1, 2016 (including the schedule appearing therein) and the effectiveness of Almost Family's internal control over financial reporting as of January 1, 2016, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        The financial statements of Community Health United Home Care, LLC as of and for the years ended December 31, 2015, included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report dated September 20, 2016, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC") in accordance with the Securities Exchange Act of 1934, or the Exchange Act; our SEC file no. for these filings is 001-09848.

        You may read and copy our reports, proxy statements and other information filed by us at the public reference room of the SEC located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Our reports, proxy statements and other information filed with the SEC are available free of charge to the public over the Internet at the SEC's website at http://www.sec.gov.

        This prospectus supplement is part of a registration statement on Form S-3 we have filed with the SEC under the Securities Act. This prospectus supplement does not contain all of the information in the registration statement. We have omitted certain parts of the registration statement or the exhibits and schedules thereto, as permitted by the rules and regulations of the SEC. You may review a copy of the registration statement at the SEC's public reading room in Washington, D.C., as well as through the SEC's website.

INFORMATION INCORPORATED BY REFERENCE

        The SEC allows us to "incorporate by reference" certain information we file with them, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before the termination of the offering to which this prospectus supplement relates (other than documents and information furnished and not filed in accordance with SEC rules, unless expressly stated otherwise therein):

  •
  Our Annual Report on Form 10-K for the fiscal year ended January 1, 2016 that we filed with the SEC on March 2, 2016.

  •
  Our Quarterly Reports on Form 10-Q for the quarterly period ended September 30, 2016 that we filed with the SEC on November 8, 2016, for the quarterly period ended July 1, 2016 that we filed with the SEC on August 3, 2016, and for the quarterly period ended April 1, 2016 that we filed with the SEC on May 6, 2016.

  •
  Our Current Reports on Form 8-K that we filed with the SEC on January 18, 2017, January 6, 2017, December 7, 2016, November 23, 2016, and October 17, 2016.

  •
  The section entitled "Description of Securities to be Registered" contained in the Registration Statements on Form 8-A filed on February 19, 1999 and February 25, 1988, as amended, and all amendments or reports filed for the purpose of updating such description before the termination of the offering of Common Stock thereby.

        Notwithstanding the foregoing, we are not incorporating by reference information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K (including any Form 8-K itemized above), including the related exhibits, nor in any documents or other information that is deemed to have been "furnished" to and not "filed" with the SEC.

        We will provide a copy of these filings (including certain exhibits that are specifically incorporated by reference therein) to each person, including any beneficial owner, to whom a prospectus supplement is delivered. You may request a copy of these filings, at no cost, by telephoning us at (502) 891-1000 or by writing us at the following address:

Almost Family, Inc. 9510 Ormsby Station Road, Suite 300 Louisville, Kentucky 40223

        Copies of certain information filed by us with the SEC, including our Annual Report and Quarterly Reports, are also available on our website at www.almostfamily.com. Information contained on our website or that can be accessed through our website is not incorporated by reference herein. You should rely only on the information incorporated by reference or provided in this prospectus supplement.

PROSPECTUS

ALMOST FAMILY, INC.

$300,000,000

Common Stock
Series Preferred Stock
Units
Warrants
Debt Securities

        We may offer and sell securities from time to time in one or more offerings of up to $300,000,000 in aggregate offering price. This prospectus describes the general terms of these securities and the general manner in which these securities will be offered. We will provide the specific terms of these securities in supplements to this prospectus. The prospectus supplements will also describe the specific manner in which these securities will be offered and may also supplement, update or amend information contained in this document. You should read this prospectus and any applicable prospectus supplement before you invest.

        We may offer these securities in amounts, at prices and on terms determined at the time of offering. The securities may be sold directly to you, through agents, or through underwriters and dealers. If agents, underwriters or dealers are used to sell the securities, we will name them and describe their compensation in a prospectus supplement.

        Our common stock is quoted on the NASDAQ Global Select Market under the symbol "AFAM."

        Investing in our securities involves risks. See "Risk Factors" beginning on page 5.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 15, 2015.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a "shelf" registration process. Under this shelf process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings.

        This prospectus provides you with a general description of these securities. Each time we sell securities described in this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus and, accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement.

        The prospectus supplement to be attached to the front of this prospectus may describe, as applicable: the terms of the securities offered, the initial public offering price, the price paid for the securities, net proceeds and the other specific terms related to the offering of these securities.

        You should read carefully this prospectus and the applicable prospectus supplement together with the additional information described under the heading "Where You Can Find More Information" before you invest.

        You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making offers to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the cover of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

        In this prospectus, the terms "Company," "we," "us" and "our" mean Almost Family, Inc. and, unless the context otherwise requires, all subsidiaries included in our consolidated financial statements.

THE COMPANY

Overview

        Almost Family, Inc. TM and subsidiaries (collectively "Almost Family") is a leading, regionally focused provider of home health services. We have service locations in Florida, Tennessee, Ohio, Kentucky, Connecticut, New Jersey, Massachusetts, Indiana, Illinois, Pennsylvania, Georgia, Missouri, Mississippi and Alabama (in order of revenue significance).

        We were incorporated in Delaware in 1985. Through a predecessor merged into the Company in 1991, we have been providing health care services, primarily home health care, since 1976. We reported approximately $496 million of revenues for the year ended December 31, 2014.

        The Company has two divisions, Home Health Care and Healthcare Innovations. The Home Health Care division is comprised of two reportable segments, Visiting Nurse Services (VN or Visiting Nurse) and Personal Care Services (PC or Personal Care). Healthcare Innovations is also a reportable segment.

        Our VN segment provides a comprehensive range of Medicare-certified home health nursing services to patients in need of recuperative care, typically following a period of hospitalization or care in another type of inpatient facility. Our services are often provided to patients in lieu of additional care in other settings, such as long term acute care hospitals, inpatient rehabilitation hospitals or skilled nursing facilities. Our nurses, therapists, medical social workers and home health aides work closely with patients and their families to design and implement an individualized treatment response to a physician-prescribed plan of care. Under the umbrella of our "Senior Advocacy" mission, we offer special clinically-based protocols customized to meet the needs of the increasingly medically complex, chronic and co-morbid patient populations we serve. Examples include Optimum Balance, Silver Steps, Cardiocare, Orthopedic and Congestive Heart Failure in the Home. VN Medicare revenues are generated on a per episode basis rather than a fee per visit or hourly basis. Approximately 94% of the VN segment revenues are generated from the Medicare program while the balance is generated from Medicaid and private insurance programs.

        Our PC segment provides services in patients' homes primarily on an as-needed, hourly basis. These services include personal care, medication management, meal preparation, caregiver respite and homemaking. Our services are often provided to patients who would otherwise be admitted to skilled nursing facilities for long term custodial care. PC revenues are generated on an hourly basis. Approximately 79% of the PC segment revenues are generated from Medicaid and other government programs while the balance is generated from insurance programs and private pay patients.

        The new Healthcare Innovations segment includes our developmental activity outside of the traditional home health business platform.

        Our Company is highly dependent on government reimbursement programs which pay for the majority of the services we provide to our patients and customers. Reimbursement under these programs, primarily Medicare and Medicaid, is subject to frequent changes as policy makers balance constituents' needs for health care services within the constraints of the specific government's fiscal budgets. Medicare and Medicaid, respectively, are consuming a greater percentage of federal and states' budgets, which is exacerbated in times of economic downturn. We believe that these financial issues are cyclical in nature rather than indicative of the long-term prospect for Medicare and Medicaid funding of health care services. Additionally, we believe our services offer the lowest cost alternative to institutional care and are a part of the solution to the federal government's Medicare and states' Medicaid financing problems.

        We believe that an important key to our historical success and to our future success is our ability to adapt our operations to meet changes in reimbursement as they occur. One important way in which we have achieved this adaptability in the past, and in which we plan to achieve it in the future, is to maintain some level of diversification in our business mix.

        The execution of our business plan will place primary emphasis on the development of our home health operations. As our business grows, we may evaluate opportunities for the provision of other health care services in patients' homes that would be consistent with our Senior Advocacy mission.

        Our future success depends on our ability to execute our business plan. Over the next three to five years we will try to accomplish the following:

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  Generate meaningful same store sales growth through the focused provision of high quality services and attending to the needs of our patients;

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  Drive our costs down, while continuing to provide high-quality patient care, by improving the productivity of our work force through improved monitoring, tighter controls, workflow automation, use of technology and other opportunities for efficiency gains;

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  Expand the significance of our home health services by selectively acquiring other quality providers, through the startup of new agencies and potentially by providing new services in patients' homes consistent with our Senior Advocacy mission;

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  Make additional strategic investments which expand our Healthcare Innovations segment in its mission to find solutions for more effective, efficient and appropriate delivery of homecare; and

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  Expand our capital base through both earnings performance and by seeking additional capital investments in our Company.

        Our corporate offices are located at 9510 Ormsby Station Road, Suite 300, Louisville, Kentucky 40223, and our telephone number is (502) 891-1000. General information, financial news releases and filings with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to these reports are available free of charge on our website at www.almostfamily.com. We are not including the information on our website as part of, or incorporating it by reference into, this prospectus.

        For additional information concerning our business and affairs, please refer to the documents incorporated by reference that are listed under the caption "Where You Can Find More Information."

RISK FACTORS

        Before making an investment decision, you should carefully consider the specific risks set forth under the caption "Risk Factors" in the applicable prospectus supplement and under the caption "Risk Factors" in any of our filings with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, incorporated by reference herein, including, without limitation, our Annual Report on Form 10-K for the fiscal year ended December 31, 2014. For more information, see "Where You Can Find More Information."

FORWARD-LOOKING STATEMENTS

        Certain statements contained in this prospectus and the documents incorporated or deemed to be incorporated by reference herein, including, without limitation, statements containing the words "believes," "anticipates," "intends," "expects," "assumes," "trends" and similar expressions, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon the Company's current plans, expectations and projections about future events. However, such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following:

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  general economic and business conditions;

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  demographic changes;

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  changes in, or failure to comply with, existing governmental regulations;

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  legislative proposals for healthcare reform;

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  changes in Medicare and Medicaid reimbursement levels;

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  changes in laws and regulations with respect to Accountable Care Organizations;

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  effects of competition in the markets in which the Company operates;

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  liability and other claims asserted against the Company;

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  potential audits and investigations by government and regulatory agencies, including the impact of any negative publicity or litigation;

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  ability to attract and retain qualified personnel;

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  availability and terms of capital;

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  loss of significant contracts or reduction in revenues associated with major payor sources;

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  ability of customers to pay for services;

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  business disruption due to natural disasters or terrorist acts;

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  ability to successfully integrate the operations of acquired businesses and achieve expected synergies and operating efficiencies from the acquisition, in each case within expected time-frames or at all;

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  ability to successfully develop investments made by our healthcare innovations segment, in light of the highly speculative nature of these early stage investments;

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  significant deterioration in economic conditions and significant market volatility;

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  effect on liquidity of the Company's financing arrangements; and

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  changes in estimates and judgments associated with critical accounting policies and estimates.

        For a detailed discussion of these and other factors and uncertainties that could cause the Company's actual results to differ materially and adversely from the results contemplated by the forward-looking statements, please refer to the risks described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, the risk factors described under the caption "Risk Factors" in any applicable prospectus supplement, any risk factors set forth in our other filings with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, incorporated by reference herein and elsewhere in this prospectus or in any prospectus supplement or amendment to this prospectus. Forward-looking statements are applicable only as of the dates of such statements. You should not put undue reliance on any forward-looking statements. We undertake no obligation to update or revise these forward-looking statements to reflect events or circumstances occurring after the date of such statements.

RATIO OF EARNINGS TO FIXED CHARGES

        The ratio of earnings to combined fixed charges and preferred stock dividends is identical to the ratio of earnings to fixed charges because we have not issued any preferred stock. The ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends for each of the periods indicated are as follows:

	Fiscal Year Ended
	December 31, 2010	December 31, 2011	December 31, 2012	December 31, 2013	December 31, 2014	Period Ended April 3, 2015
Ratio of earnings to fixed charges(1)	46.1	31.2	27.2	14.0	9.4	11.3

(1)
For purposes of computing the ratio of earnings to fixed charges, (a) earnings consist of pretax income from continuing operations plus fixed charges and (b) fixed charges consist of interest expense including the amortization of debt issuance expense and the interest portion of rental expense.

USE OF PROCEEDS

        Unless otherwise indicated in a prospectus supplement, the net proceeds to us from the sale of securities offered by us under this prospectus will be used for general corporate purposes and working capital requirements. We may also use all or a portion of the net proceeds to fund possible investments in, and acquisitions of, companies, businesses, partnerships, minority investments, products or technologies. Currently, there are no commitments or agreements regarding such acquisitions or investments. Pending the ultimate use of the proceeds, we intend to invest the net proceeds in investment-grade, interest-bearing investments.

 DESCRIPTION OF CAPITAL STOCK

        As of May 29, 2015, our authorized capital stock consists of 25,000,000 shares of common stock, $0.10 par value, and 2,000,000 shares of Series Preferred Stock, $0.05 par value. The following is a summary of the material provisions of the common stock and the preferred stock contained in our certificate of incorporation and bylaws. For greater detail about our capital stock, please refer to our certificate of incorporation and bylaws that are filed as exhibits to the registration statement that includes the prospectus.

Common stock

        As of May 29, 2015, there were approximately 9,527,221 shares of common stock issued and outstanding.

        The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon the closing of this offering will be fully paid and nonassessable.

Series Preferred stock

        As of May 29, 2015, there were no shares of preferred stock outstanding.

Undesignated preferred stock

        Pursuant to our certificate of incorporation, our board of directors has the authority without further action by our stockholders, to issue one or more additional series of preferred stock. Our board of directors has the authority to fix the number of shares of any series of preferred stock and to determine the designation of any such series. The board of directors is also authorized to determine and alter the powers, rights, preferences and privileges and the qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of preferred stock. In addition, within the limitations or restrictions stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any series, the board of directors has the authority to increase or decrease, but not below the number of shares of such series then outstanding, the number of shares of any series subsequent to the issue of shares of that series.

        The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control without further action by our stockholders and may adversely affect the market price of, and the voting and other rights of, the holders of our common stock.

        The prospectus supplement with respect to any issuance of preferred stock will specify:

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  the maximum number of shares;

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  the designation of the shares;

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  the annual dividend rate, if any, whether the dividend rate is fixed or variable, the date dividends will accrue, the dividend payment dates, and whether dividends will be cumulative;

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  the price and the terms and conditions for redemption, if any, including redemption at our option or at the option of the holders, including the time period for redemption, and any accumulated dividends or premiums;

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  the liquidation preference, if any, and any accumulated dividends upon the liquidation, dissolution or winding up of our affairs;

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  any sinking fund or similar provision, and, if so, the terms and provisions relating to the purpose and operation of the fund;

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  the terms and conditions, if any, for conversion or exchange of shares of any other class or classes of our capital stock or any series of any other class or classes, or of any other series of the same class, or any other securities or assets, including the price or the rate of conversion or exchange and the method, if any, of adjustment;

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  the voting rights; and

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  any or all other preferences and relative, participating, optional or other special rights, privileges or qualifications, limitations or restrictions.

        The issuance of preferred stock will affect, and may adversely affect, the rights of holders of common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of common stock until the board of directors determines the specific rights attached to that preferred stock. The effects of issuing preferred stock could include one or more of the following:

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  restricting dividends on the common stock;

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  diluting the voting power of the common stock;

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  impairing the liquidation rights of the common stock; or

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  delaying or preventing changes in control or management of our company.

        We have no present plans to issue any shares of preferred stock nor are any shares of our preferred stock presently outstanding. Preferred stock will be fully paid and nonassessable upon issuance.

Delaware Law and Certain Provisions of Our Certificate of Incorporation and Bylaws

        Delaware law and our certificate of incorporation and bylaws contain a number of provisions which may have the effect of discouraging transactions that involve an actual or threatened change of control of us. In addition, provisions of our certificate of incorporation and bylaws may be deemed to have anti-takeover effects and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in his, her or its best interest, including those attempts that might result in a premium over the market price of the shares held by our stockholders.

Delaware Section 203

        We are subject to the business combination statute of Delaware law, Section 203. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years from the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained this status with the approval of the board or unless the business combination was approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years owned, 15% or more of the corporation's voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

        Our bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to or mailed and received at our principal executive offices not later than thirty days before the scheduled date of the annual meeting regardless of any postponement, deferral or adjournment of that meeting to a later date. The bylaws also specify requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

Authorized But Unissued Shares

        Authorized but unissued shares of our common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be used for a variety of corporate purposes, including future public or private offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares could render it more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise. In addition, the authorization of undesignated preferred stock makes it possible for our board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us.

Term; Filling Vacancies

        Our certificate of incorporation and bylaws provide for a board consisting of a number of directors as fixed by a resolution of the board from time to time. Each director holds office until the next annual meeting of the stockholders and until the director's successor has been duly elected and qualified or until such director's earlier resignation, removal from office or death. Vacancies on our board (including vacancies created by an increase in the number of directors) may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the board (and not by the stockholders). This provision could prevent a stockholder from obtaining majority representation on the board by enlarging our board and filling the new directorships with its own nominees.

Action by Written Consent of Stockholders

        Our bylaws provide that stockholders may act by written consent of the holders of not less than 80% of the votes entitled to be cast. This 80% majority requirement could make it more difficult for stockholders to initiate actions that are opposed by our board. In addition, the inability of stockholders to act by written consent may make it more difficult to change our board and management.

Limitation of Liability and Indemnification

        Our certificate of incorporation contains provisions relating to the elimination of personal liability of our directors to us or to our stockholders for monetary damages to the full extent permitted by Delaware law. In addition, our bylaws contain provisions that require us to indemnify our directors and officers to the fullest extent permitted by Delaware law. This indemnification would cover all expenses and liabilities reasonably incurred in connection with their services for or on behalf of us.

Transfer agent

        The transfer agent for our common stock is Computershare. Its address is 250 Royall Street, Canton, MA 02021 and its telephone number is (312) 360-5195.

Listing

        Our common stock is quoted on the NASDAQ Global Select Market under the symbol "AFAM."

DESCRIPTION OF THE WARRANTS

        We may issue warrants to purchase common stock, preferred stock or debt securities. We may offer warrants separately or together with one or more additional warrants, common stock, preferred stock or debt securities, or any combination of those securities in the form of units, as described in the applicable prospectus supplement. Each series of warrants may be issued under a separate warrant agreement between us and a bank or trust company, as warrant agent. The warrant agent would act solely as our agent in connection with the warrants. The warrant agent would not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. This summary of certain provisions of the warrants is not complete. For the terms of a particular series of warrants, you should refer to the prospectus supplement for that series of warrants and the warrant agreement for that particular series.

        If we issue warrants as part of a unit, the accompanying prospectus supplement will specify whether those warrants may be separated from the other securities in the unit prior to the expiration date of the warrants. The applicable prospectus supplement will also describe the following terms of any warrants:

  •
  the specific designation and aggregate number of, and the offering price at which we will issue, the warrants;

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  the currency or currency units in which the offering price, if any, and the exercise price are payable;

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  the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if the holder may not continuously exercise the warrants throughout that period, the specific date or dates on which the holder may exercise the warrants;

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  whether the warrants are to be sold separately or with other securities as parts of units;

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  whether the warrants will be issued in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

  •
  any applicable material U.S. federal income tax consequences;

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  the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

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  the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

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  the designation and terms of any equity securities purchasable upon exercise of the warrants;

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  the designation, aggregate principal amount, currency and terms of any debt securities that may be purchased upon exercise of the warrants;

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  if applicable, the designation and terms of the preferred stock with which the warrants are issued and the number of warrants issued with each security;

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  if applicable, the date from and after which any warrants issued as part of a unit and the related debt securities, preferred stock, or common stock will be separately transferable;

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  the number of shares of common stock, preferred stock purchasable upon exercise of a warrant and the price at which those shares may be purchased;

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  if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

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  information with respect to book-entry procedures, if any;

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  the anti-dilution provisions of, and other provisions for changes to or adjustment in the exercise price of, the warrants, if any;

  •
  any redemption or call provisions; and

  •
  any additional terms of the warrants, including terms, procedures and limitations relating to the exchange or exercise of the warrants.

DESCRIPTION OF UNITS

        We may issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. The following, together with the additional information we may include in the applicable prospectus supplement, summarizes the material terms and provisions of the units that we may offer under this prospectus. While the terms summarized below will apply generally to any units we may offer, we will describe the particular terms of any series of units in more detail in the applicable prospectus supplement.

        Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

        Any applicable prospectus supplement will describe:

  •
  the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

  •
  any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

  •
  any material provisions of the governing unit agreement that differ from those described above.

DESCRIPTION OF THE DEBT SECURITIES

        The debt securities may be either secured or unsecured and will either be our senior debt securities or our subordinated debt securities. The debt securities will be issued under one or more separate indentures between us and a trustee to be specified in an accompanying prospectus supplement. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. Together, the senior indenture and the subordinated indenture are called indentures. This prospectus, together with the applicable prospectus supplement, will describe the terms of a particular series of debt securities. We filed the form of each type of indenture as an exhibit to the registration statement of which this prospectus is a part.

        The following is a summary of selected provisions and definitions of the indentures and debt securities to which any prospectus supplement may relate. The summary of selected provisions of the indentures and the debt securities appearing below is not complete and is subject to, and qualified entirely by reference to, all of the provisions of the applicable indenture and certificates evidencing the applicable debt securities. For additional information, you should look at the applicable indenture and the certificate evidencing the applicable debt security that is filed as an exhibit to the registration statement that includes the prospectus. In this description of the debt securities, the words "Almost Family," "we," "us" or "our" refer only to Almost Family, Inc. and not to any of our subsidiaries, unless we otherwise expressly state or the context otherwise requires.

        The following description sets forth selected general terms and provisions of the applicable indenture and debt securities to which any prospectus supplement may relate. Other specific terms of the applicable indenture and debt securities will be described in the applicable prospectus supplement. If any particular terms of the indenture or debt securities described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superseded by that prospectus supplement. The indentures will be qualified under the Trust Indenture Act of 1939.

General

        Debt securities may be issued in separate series without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series.

        We are not limited as to the amount of debt securities we may issue under the indentures. Unless otherwise provided in a prospectus supplement, a series of debt securities may be reopened to issue additional debt securities of such series.

        The prospectus supplement relating to a particular series of debt securities will set forth:

  •
  whether the debt securities are senior or subordinated;

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  the offering price;

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  the title;

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  any limit on the aggregate principal amount;

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  the person who shall be entitled to receive interest, if other than the record holder on the record date;

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  the date or dates the principal will be payable;

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  the interest rate or rates, which may be fixed or variable, if any, the date from which interest will accrue, the interest payment dates and the regular record dates, or the method for calculating the dates and rates;

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  the place where payments may be made;

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  any mandatory or optional redemption provisions or sinking fund provisions and any applicable redemption or purchase prices associated with these provisions;

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  if issued other than in denominations of U.S. $1,000 or any multiple of U.S. $1,000, the denominations in which the debt securities shall be issuable;

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  if applicable, the method for determining how the principal, premium, if any, or interest will be calculated by reference to an index or formula;

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  if other than U.S. currency, the currency or currency units in which principal, premium, if any, or interest will be payable and whether we or a holder may elect payment to be made in a different currency;

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  the portion of the principal amount that will be payable upon acceleration of maturity, if other than the entire principal amount;

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  if the principal amount payable at stated maturity will not be determinable as of any date before stated maturity, the amount or method for determining the amount which will be deemed to be the principal amount;

  •
  if applicable, whether the debt securities shall be subject to the defeasance provisions described below under "Satisfaction and discharge; defeasance" or such other defeasance provisions specified in the applicable prospectus supplement for the debt securities;

  •
  any conversion or exchange provisions, including whether cash is payable upon conversion;

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  whether the debt securities will be issuable in the form of a global security;

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  any subordination provisions applicable to the subordinated debt securities;

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  any paying agents, authenticating agents, security registrars or other agents for the debt securities, if other than the trustee;

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  any provisions relating to any security provided for the debt securities, including any provisions regarding the circumstances under which collateral may be released or substituted;

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  any deletions of, additions to or changes in, the events of default, acceleration provisions or covenants;

  •
  any restrictive covenants that may be applicable to the debt securities;

  •
  any provisions relating to guaranties for the securities and any circumstances under which there may be additional obligors; and

  •
  any other specific terms of such debt securities.

        Unless otherwise specified in the prospectus supplement, the debt securities will be registered debt securities. Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at time of issuance is below market rates. The U.S. federal income tax considerations applicable to debt securities sold at a discount will be described in the applicable prospectus supplement.

Exchange and transfer

        Debt securities may be transferred or exchanged at the office of the security registrar or at the office of any transfer agent designated by us.

        We will not impose a service charge for any transfer or exchange, but we may require holders to pay any tax or other governmental charges associated with any transfer or exchange.

        In the event of any partial redemption of debt securities of any series, we will not be required to:

  •
  issue, register the transfer of, or exchange, any debt security of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption and ending at the close of business on the day of the mailing; or

  •
  register the transfer of or exchange any debt security of that series selected for redemption, in whole or in part, except the unredeemed portion being redeemed in part.

        Initially, we will appoint the trustee as the security registrar. Any transfer agent, in addition to the security registrar initially designated by us, will be named in the prospectus supplement. We may designate additional transfer agents or change transfer agents or change the office of the transfer agent. However, we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

Conversion and Exchange Rights

        If applicable, we will describe the terms on which you may convert debt securities into or exchange them for common stock or other securities or property in the prospectus supplement. The conversion may be mandatory or may be at your option.

Subordination

        The indebtedness evidenced by the subordinated debt securities of any series is subordinated, to the extent provided in the subordinated indenture and the applicable prospectus supplement, to the prior payment in full, in cash or other payment satisfactory to the holders of senior debt, of all senior debt, including any senior debt securities. Senior debt securities will constitute senior debt under the subordinated indenture.

        Upon any distribution of our assets upon any dissolution or reorganization, assignment for the benefit of creditors, bankruptcy or similar proceedings, or in the event of any acceleration of the subordinated debt securities of any series because of an event of default with respect to that series, holders of any senior debt would be entitled to payment in full of all senior debt before the holders of subordinated debt securities are entitled to receive any payment or distribution. In addition, the subordinated debt securities will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries.

        Additional or different subordination provisions may be described in a prospectus supplement relating to a particular series of debt securities.

Global securities

        The debt securities of any series may be represented, in whole or in part, by one or more global securities. Each global security will:

  •
  be registered in the name of a depositary, or its nominee, that we will identify in a prospectus supplement;

  •
  be deposited with the depositary or nominee or custodian; and

  •
  bear any required legends.

        No global security may be exchanged in whole or in part for debt securities registered in the name of any person other than the depositary or any nominee unless:

  •
  the depositary has notified us that it is unwilling or unable to continue as depositary or has ceased to be qualified to act as depositary;

  •
  an event of default is continuing with respect to the debt securities of the applicable series; or

  •
  any other circumstance described in a prospectus supplement has occurred permitting or requiring the issuance of any such security.

        As long as the depositary, or its nominee, is the registered owner of a global security, the depositary or nominee will be considered the sole owner and holder of the debt securities represented by the global security for all purposes under the indentures. Except in the above limited circumstances, owners of beneficial interests in a global security will not be:

  •
  entitled to have the debt securities registered in their names;

  •
  entitled to physical delivery of certificated debt securities; or

  •
  considered to be holders of those debt securities under the indenture.

        Payments on a global security will be made to the depositary or its nominee as the holder of the global security. Some jurisdictions have laws that require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

        Institutions that have accounts with the depositary or its nominee are referred to as "participants." Ownership of beneficial interests in a global security will be limited to participants and to persons that may hold beneficial interests through participants. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants.

        Ownership of beneficial interests in a global security will be shown on and effected through records maintained by the depositary, with respect to participants' interests, or any participant, with respect to interests of persons held by participants on their behalf.

        Payments, transfers and exchanges relating to beneficial interests in a global security will be subject to policies and procedures of the depositary. The depositary policies and procedures may change from time to time. Neither any trustee nor we will have any responsibility or liability for the depositary's or any participant's records with respect to beneficial interests in a global security.

Payment and paying agents

        Unless otherwise indicated in a prospectus supplement, the provisions described in this paragraph will apply to the debt securities. Payment of interest on a debt security on any interest payment date will be made to the person in whose name the debt security is registered at the close of business on the regular record date. Payment on debt securities of a particular series will be payable at the office of a paying agent or paying agents designated by us. However, at our option, we may pay interest by mailing a check to the record holder. The trustee will be designated as our initial paying agent. We may also name any other paying agents in a prospectus supplement. We may designate additional paying agents, change paying agents or change the office of any paying agent. However, we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

        All moneys paid by us to a paying agent for payment on any debt security that remain unclaimed for a period ending the earlier of:

  •
  10 business days prior to the date the money would be turned over to the applicable state; or

  •
  at the end of two years after such payment was due, will be repaid to us. Thereafter, the holder may look only to us for such payment.

No protection in the event of a change of control

        Unless otherwise indicated in a prospectus supplement with respect to a particular series of debt securities, the debt securities will not contain any provisions that may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction, whether or not such transaction results in a change in control.

Covenants

        Unless otherwise indicated in a prospectus supplement, the debt securities will not contain any financial or restrictive covenants.

Consolidation, Merger and Sale of Assets

        Unless we indicate otherwise in a prospectus supplement, so long as any securities remain outstanding, we may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to any entity, unless:

  •
  the successor entity, if any, is a corporation, limited liability company, partnership or other business entity existing under the laws of the United States, any State within the United States or the District of Columbia;

  •
  the successor entity assumes our obligations on the debt securities and under the indentures;

  •
  immediately after giving effect to the transaction, no event of default or event which, after notice or lapse of time or both, would become an event of default shall have occurred and be continuing; and

  •
  certain other conditions specified in the indentures are met.

Events of default

        Unless we indicate otherwise in a prospectus supplement, the following will be events of default for any series of debt securities under the indentures:

  (1)
  we fail to pay principal of or any premium on any debt security of that series when due;

  (2)
  we fail to pay any interest on any debt security of that series for 30 days after it becomes due;

  (3)
  we fail to deposit any sinking fund payment when due;

  (4)
  we fail to perform any other covenant in the indenture and such failure continues for 90 days after we are given the notice required in the indentures; and

  (5)
  certain events including our bankruptcy, insolvency or reorganization.

        Additional or different events of default applicable to a series of debt securities may be described in a prospectus supplement. An event of default of one series of debt securities is not necessarily an event of default for any other series of debt securities.

        The trustee may withhold notice to the holders of any default, except defaults in the payment of principal, premium, if any, interest, any sinking fund installment on, or with respect to any conversion right of, the debt securities of such series. However, the trustee must consider it to be in the interest of the holders of the debt securities of such series to withhold this notice.

        Unless we indicate otherwise in a prospectus supplement, if an event of default, other than an event of default described in clause (5) above, shall occur and be continuing with respect to any series of debt securities, either the trustee or the holders of at least a 25 percent in aggregate principal amount of the outstanding securities of that series may declare the principal amount and premium, if any, of the debt securities of that series, or if any debt securities of that series are original issue discount securities, such other amount as may be specified in the applicable prospectus supplement, in each case together with accrued and unpaid interest, if any, thereon, to be due and payable immediately.

        If an event of default described in clause (5) above shall occur, the principal amount and premium, if any, of all the debt securities of that series, or if any debt securities of that series are original issue discount securities, such other amount as may be specified in the applicable prospectus supplement, in each case together with accrued and unpaid interest, if any, thereon, will automatically become immediately due and payable. Any payment by us on the subordinated debt securities following any such acceleration will be subject to the subordination provisions governing such debt securities.

        Notwithstanding the foregoing, each indenture will provide that we may, at our option, elect that the sole remedy for an event of default relating to our failure to comply with our obligations described under the section entitled "Reports" below or our failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act will for the first 180 days after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the relevant series of debt securities at an annual rate equal to (i) 0.25% of the principal amount of such series of debt securities for the first 90 days after the occurrence of such event of default and (ii) 0.50% of the principal amount of such series of debt securities from the 91st day to, and including, the 180th day after the occurrence of such event of default, which we call "additional interest." If we so elect, the additional interest will accrue on all outstanding debt securities from and including the date on which such event of default first occurs until such violation is cured or waived and shall be payable on each relevant interest payment date to holders of record on the regular record date immediately preceding the interest payment date. On the 181st day after such event of default (if such violation is not cured or waived prior to such 181st day), the debt securities will be subject to acceleration as provided above. In the event we do not elect to pay additional interest upon any such event of default in accordance with this paragraph, the debt securities will be subject to acceleration as provided above.

        In order to elect to pay the additional interest as the sole remedy during the first 180 days after the occurrence of any event of default relating to the failure to comply with the reporting obligations in accordance with the preceding paragraph, we must notify all holders of debt securities and the trustee and paying agent of such election prior to the close of business on the first business day following the date on which such event of default occurs. Upon our failure to timely give such notice or pay the additional interest, the debt securities will be immediately subject to acceleration as provided above.

        After acceleration the holders of a majority in aggregate principal amount of the outstanding securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, or other specified amounts or interest, have been cured or waived.

        Other than the duty to act with the required care during an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders shall have offered to the trustee reasonable indemnity. Generally, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. A holder of debt securities of any series will not have any right to institute any proceeding under the indentures, or for the appointment of a receiver or a trustee, or for any other remedy under the indentures, unless:

  (1)
  the holder has previously given to the trustee written notice of a continuing event of default with respect to the debt securities of that series;

  (2)
  the holders of at least a majority in aggregate principal amount of the outstanding debt securities of that series have made a written request and have offered reasonable indemnity to the trustee to institute the proceeding; and

  (3)
  the trustee has failed to institute the proceeding and has not received direction inconsistent with the original request from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series within 60 days after the original request.

        Holders may, however, sue to enforce the payment of principal, premium or interest on any debt security on or after the due date or to enforce the right, if any, to convert any debt security (if the debt security is convertible) without following the procedures listed in (1) through (3) above.

        We will furnish the trustee an annual statement by our officers as to whether or not we are in default in the performance of the conditions and covenants under the indenture and, if so, specifying all known defaults.

Modification and waiver

        Unless we indicate otherwise in a prospectus supplement, the applicable trustee and we may make modifications and amendments to an indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding securities of each series affected by the modification or amendment.

        We may also make modifications and amendments to the indentures for the benefit of holders without their consent, for certain purposes including, but not limited to:

  •
  providing for our successor to assume the covenants under the indenture;

  •
  adding covenants or events of default;

  •
  making certain changes to facilitate the issuance of the securities;

  •
  securing the securities;

  •
  providing for a successor trustee or additional trustees;

  •
  conforming the indenture to the description of the debt securities set forth in this prospectus or the accompanying prospectus;

  •
  curing any ambiguities or inconsistencies;

  •
  providing for guaranties of, or additional obligors on, the securities;

  •
  permitting or facilitating the defeasance and discharge of the securities; and

  •
  other changes specified in the indenture.

        However, neither the trustee nor we may make any modification or amendment without the consent of the holder of each outstanding security of that series affected by the modification or amendment if such modification or amendment would:

  •
  change the stated maturity of any debt security;

  •
  reduce the principal, premium, if any, or interest on any debt security or any amount payable upon redemption or repurchase, whether at our option or the option of any holder, or reduce the amount of any sinking fund payments;

  •
  reduce the principal of an original issue discount security or any other debt security payable on acceleration of maturity;

  •
  change the place of payment or the currency in which any debt security is payable;

  •
  impair the right to enforce any payment after the stated maturity or redemption date;

  •
  if subordinated debt securities, modify the subordination provisions in a materially adverse manner to the holders;

  •
  adversely affect the right to convert any debt security if the debt security is a convertible debt security; or

  •
  change the provisions in the indenture that relate to modifying or amending the indenture.

Satisfaction and discharge; defeasance

        We may be discharged from our obligations on the debt securities, subject to limited exceptions, of any series that have matured or will mature or be redeemed within one year if we deposit enough money with the trustee to pay all the principal, interest and any premium due to the stated maturity date or redemption date of the debt securities.

        Each indenture contains a provision that permits us to elect either or both of the following:

  •
  We may elect to be discharged from all of our obligations, subject to limited exceptions, with respect to any series of debt securities then outstanding. If we make this election, the holders of the debt securities of the series will not be entitled to the benefits of the indenture, except for the rights of holders to receive payments on debt securities or the registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

  •
  We may elect to be released from our obligations under some or all of any financial or restrictive covenants applicable to the series of debt securities to which the election relates and from the consequences of an event of default resulting from a breach of those covenants.

        To make either of the above elections, we must irrevocably deposit in trust with the trustee enough money to pay in full the principal, interest and premium on the debt securities. This amount may be made in cash and/or U.S. government obligations or, in the case of debt securities denominated in a currency other than U.S. dollars, cash in the currency in which such series of securities is denominated and/or foreign government obligations. As a condition to either of the above elections, for debt securities denominated in U.S. dollars we must deliver to the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the action.

        The term "foreign government obligations" means, with respect to debt securities of any series that are denominated in a currency other than United States dollars:

  •
  direct obligations of the government that issued or caused to be issued the currency in which such securities are denominated and for the payment of which obligations its full faith and credit is pledged, or, with respect to debt securities of any series which are denominated in euros, direct obligations of certain members of the European Union for the payment of which obligations the full faith and credit of such members is pledged, which in each case are not callable or redeemable at the option of the issuer thereof; or

  •
  obligations of a person controlled or supervised by or acting as an agency or instrumentality of a government described in the bullet above the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by such government, which are not callable or redeemable at the option of the issuer thereof.

Reports

        The indentures provide that any reports or documents that we file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act will be filed with the trustee within 15 days after the same is filed with the SEC. Documents filed by us with the SEC via the EDGAR system will be deemed filed with the trustee as of the time such documents are filed with the SEC.

Notices

        Notices to holders will be given by mail to the addresses of the holders in the security register.

Governing law

        The indentures and the debt securities will be governed by, and construed under, the laws of the State of New York.

No personal liability of directors, officers, employees and stockholders

        No incorporator, stockholder, employee, agent, officer, director or subsidiary of ours will have any liability for any obligations of ours, or because of the creation of any indebtedness under the debt securities, the indentures or supplemental indentures. The indentures provide that all such liability is expressly waived and released as a condition of, and as a consideration for, the execution of such indentures and the issuance of the debt securities.

Regarding the trustee

        The indentures limit the right of the trustee, should it become our creditor, to obtain payment of claims or secure its claims.

        The trustee is permitted to engage in certain other transactions with us. However, if the trustee acquires any conflicting interest, and there is a default under the debt securities of any series for which it is trustee, the trustee must eliminate the conflict or resign.

        The accompanying prospectus supplement will specify the trustee for the particular series of debt securities to be issued under the indentures.

Subordinated debt securities

        The following provisions will be applicable with respect to each series of subordinated debt securities, unless otherwise stated in the prospectus supplement relating to that series of subordinated debt securities.

        The indebtedness evidenced by the subordinated debt securities of any series is subordinated, to the extent provided in the subordinated indenture and the applicable prospectus supplement, to the prior payment in full, in cash or other payment satisfactory to the holders of senior debt, of all senior debt, including any senior debt securities.

        Upon any distribution of our assets upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, marshalling of assets, assignment for the benefit of creditors, or in bankruptcy, insolvency, receivership or other similar proceedings, payments on the subordinated debt securities will be subordinated in right of payment to the prior payment in full in cash or other payment satisfactory to holders of senior debt of all senior debt.

        In the event of any acceleration of the subordinated debt securities of any series because of an event of default with respect to the subordinated debt securities of that series, holders of any senior debt would be entitled to payment in full in cash or other payment satisfactory to holders of senior debt of all senior debt before the holders of subordinated debt securities are entitled to receive any payment or distribution.

        In addition, the subordinated debt securities will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries, including trade payables and lease obligations. This occurs because our right to receive any assets of our subsidiaries upon their liquidation or reorganization, and your right to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors, except to the extent that we are recognized as a creditor of such subsidiary. If we are recognized as a creditor of that subsidiary, our claims would still be subordinate to any security interest in the assets of the subsidiary and any indebtedness of the subsidiary senior to us.

        We are required to promptly notify holders of senior debt or their representatives under the subordinated indenture if payment of the subordinated debt securities is accelerated because of an event of default.

        Under the subordinated indenture, we may also not make payment on the subordinated debt securities if:

  •
  a default in our obligations to pay principal, premium, if any, interest or other amounts on our senior debt occurs and the default continues beyond any applicable grace period, which we refer to as a payment default; or

  •
  any other default occurs and is continuing with respect to designated senior debt that permits holders of designated senior debt to accelerate its maturity, which we refer to as a non-payment default, and the trustee receives a payment blockage notice from us or some other person permitted to give the notice under the subordinated indenture.

        We will resume payments on the subordinated debt securities:

  •
  in case of a payment default, when the default is cured or waived or ceases to exist, and

  •
  in case of a nonpayment default, the earlier of when the default is cured or waived or ceases to exist or 179 days after the receipt of the payment blockage notice.

        No new payment blockage period may commence on the basis of a nonpayment default unless 365 days have elapsed from the effectiveness of the immediately prior payment blockage notice. No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice to the trustee shall be the basis for a subsequent payment blockage notice.

        As a result of these subordination provisions, in the event of our bankruptcy, dissolution or reorganization, holders of senior debt may receive more, ratably, and holders of the subordinated debt securities may receive less, ratably, than our other creditors. The subordination provisions will not prevent the occurrence of any event of default under the subordinated indenture.

        The subordination provisions will not apply to payments from money or government obligations held in trust by the trustee for the payment of principal, interest and premium, if any, on subordinated debt securities pursuant to the provisions described under the section entitled "Satisfaction and discharge; defeasance," if the subordination provisions were not violated at the time the money or government obligations were deposited into trust.

        If the trustee or any holder receives any payment that should not have been made to them in contravention of subordination provisions before all senior debt is paid in full in cash or other payment satisfactory to holders of senior debt, then such payment will be held in trust for the holders of senior debt.

        Senior debt securities will constitute senior debt under the subordinated indenture.

        Additional or different subordination provisions may be described in a prospectus supplement relating to a particular series of debt securities.

Definitions

        "Designated senior debt" means our obligations under any particular senior debt in which the instrument creating or evidencing the same or the assumption or guarantee thereof, or related agreements or documents to which we are a party, expressly provides that such indebtedness shall be designated senior debt for purposes of the subordinated indenture. The instrument, agreement or other document evidencing any designated senior debt may place limitations and conditions on the right of such senior debt to exercise the rights of designated senior debt.

        "Indebtedness" means the following, whether absolute or contingent, secured or unsecured, due or to become due, outstanding on the date of the indenture for such series of securities or thereafter created, incurred or assumed:

  •
  our indebtedness evidenced by a credit or loan agreement, note, bond, debenture or other written obligation;

  •
  all of our obligations for money borrowed;

  •
  all of our obligations evidenced by a note or similar instrument given in connection with the acquisition of any businesses, properties or assets of any kind,

  •
  our obligations:

  •
  as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles, or

  •
  as lessee under leases for facilities, capital equipment or related assets, whether or not capitalized, entered into or leased for financing purposes;

  •
  all of our obligations under interest rate and currency swaps, caps, floors, collars, hedge agreements, forward contracts or similar agreements or arrangements;

  •
  all of our obligations with respect to letters of credit, bankers' acceptances and similar facilities, including reimbursement obligations with respect to the foregoing;

  •
  all of our obligations issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable and accrued liabilities arising in the ordinary course of business;

  •
  all obligations of the type referred to in the above clauses of another person, the payment of which, in either case, we have assumed or guaranteed, for which we are responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise, or which are secured by a lien on our property; and

  •
  renewals, extensions, modifications, replacements, restatements and refundings of, or any indebtedness or obligation issued in exchange for, any such indebtedness or obligation described in the above clauses of this definition.

        "Senior debt" means the principal of, premium, if any, and interest, including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding, and rent payable on or in connection with, and all fees and other amounts payable in connection with, our indebtedness. However, senior debt shall not include:

  •
  any debt or obligation if its terms or the terms of the instrument under which or pursuant to which it is issued expressly provide that it shall not be senior in right of payment to the subordinated debt securities or expressly provide that such indebtedness is on the same basis or "junior" to the subordinated debt securities; or

  •
  debt to any of our subsidiaries, a majority of the voting stock of which is owned, directly or indirectly, by us.

        "Subsidiary" means a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by us or by one or more or our other subsidiaries or by a combination of us and our other subsidiaries. For purposes of this definition, "voting stock" means stock or other similar interests which ordinarily has or have voting power for the election of directors, or persons performing similar functions, whether at all times or only so long as no senior class of stock or other interests has or have such voting power by reason of any contingency.

PLAN OF DISTRIBUTION

        We may sell the securities offered through this prospectus (1) to or through underwriters or dealers, (2) directly to purchasers, including our affiliates, (3) through agents, or (4) through a combination of any these methods. The securities may be distributed at a fixed price or prices, which may be changed, market prices prevailing at the time of sale, prices related to the prevailing market prices, or negotiated prices. The prospectus supplement will include the following information:

  •
  the terms of the offering;

  •
  the names of any underwriters or agents;

  •
  the name or names of any managing underwriter or underwriters;

  •
  the purchase price of the securities;

  •
  the net proceeds from the sale of the securities;

  •
  any delayed delivery arrangements;

  •
  any underwriting discounts, commissions and other items constituting underwriters' compensation;

  •
  any initial public offering price;

  •
  any discounts or concessions allowed or reallowed or paid to dealers; and

  •
  any commissions paid to agents.

Sale through underwriters or dealers

        If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. The prospectus supplement will include the names of the principal underwriters the respective amount of securities underwritten, the nature of the obligation of the underwriters to take the securities and the nature of any material relationship between an underwriter and us.

        If dealers are used in the sale of securities offered through this prospectus, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The prospectus supplement will include the names of the dealers and the terms of the transaction.

Direct sales and sales through agents

        We may sell the securities offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. The prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent by us. Unless otherwise indicated in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

        We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the prospectus supplement.

Delayed delivery contracts

        If the prospectus supplement indicates, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Market making, stabilization and other transactions

        Unless the applicable prospectus supplement states otherwise, each series of offered securities will be a new issue and will have no established trading market. We may elect to list any series of offered securities on an exchange. Any underwriters that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

        Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Securities Exchange Act of 1934, as amended. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

        Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Derivative transactions and hedging

        We, the underwriters or other agents may engage in derivative transactions involving the securities. These derivatives may consist of short sale transactions and other hedging activities. The underwriters or agents may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, we may enter into security lending or repurchase agreements with the underwriters or agents. The underwriters or agents may effect the derivative transactions through sales of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others. The underwriters or agents may also use the securities purchased or borrowed from us or others (or, in the case of derivatives, securities received from us in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.

Electronic auctions

        We may also make sales through the Internet or through other electronic means. Since we may from time to time elect to offer securities directly to the public, with or without the involvement of agents, underwriters or dealers, utilizing the Internet or other forms of electronic bidding or ordering systems for the pricing and allocation of such securities, you should pay particular attention to the description of that system we will provide in a prospectus supplement.

        Such electronic system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and which may directly affect the price or other terms and conditions at which such securities are sold. These bidding or ordering systems may present to each bidder, on a so-called "real-time" basis, relevant information to assist in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder's individual bids would be accepted, prorated or rejected. For example, in the case of a debt security, the clearing spread could be indicated as a number of "basis points" above an index treasury note. Of course, many pricing methods can and may also be used.

        Upon completion of such an electronic auction process, securities will be allocated based on prices bid, terms of bid or other factors. The final offering price at which securities would be sold and the allocation of securities among bidders would be based in whole or in part on the results of the Internet or other electronic bidding process or auction.

General information

        Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        The validity of the securities offered by this prospectus will be passed upon by Frost Brown Todd LLC, Louisville, Kentucky. If the securities are being distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the applicable prospectus supplement.

EXPERTS

        Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements (and schedule) included in our Annual Report on Form 10-K for the year ended December 31, 2014, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file reports, proxy statements and other information with the Securities and Exchange Commission, or the Commission, in accordance with the Securities Exchange Act of 1934, or the Exchange Act; our SEC file no. for these filings is 001-09848.You may read and copy our reports, proxy statements and other information filed by us at the public reference room of the Commission located at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our reports, proxy statements and other information filed with the Commission are available free of charge to the public over the Internet at the Commission's website at http://www.sec.gov.

        We have filed with the Commission a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of the Company, the reference is only a summary, and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the Commission's public reference room in Washington, D.C., as well as through the Commission's website.

        The Commission allows us to "incorporate by reference" certain information we file with it, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings that we may make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement but prior to effectiveness of the registration statement and after the date of this prospectus but prior to the termination of the offering of the securities covered by this prospectus; provided, however, that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with Commission rules:

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  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 that we filed with the SEC on February 27, 2015.

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  Our Quarterly Report on Form 10-Q for the quarterly period ended April 3, 2015 that we filed with the SEC on May 6, 2015.

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  Our Current Reports on Form 8-K that we filed with the SEC on February 18, 2015 and February 25, 2015.

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  The section entitled "Description of Securities to be Registered" contained in the Registration Statements on Form 8-A filed on February 19, 1999 and February 25, 1988, as amended, and all amendments or reports filed for the purpose of updating such description before the termination of the offering of Common Stock thereby.

        You may request a copy of these filings, at no cost, by telephoning us at (502) 891-1000 or by writing us at the following address:

Almost Family, Inc.
9510 Ormsby Station Road, Suite 300
Louisville, Kentucky 40223

3,000,000 shares